EXHIBIT 10.1

MASTER SEPARATION AGREEMENT

BETWEEN

HALLIBURTON COMPANY

AND

KBR, INC.

Dated as of November 20, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II SEPARATION AND RELATED TRANSACTIONS		15

2.1	Separation Date; Separation Time	15
2.2	Instruments of Transfer and Assumption	16
2.3	Ancillary Agreements	16
2.4	Performance of Non-Novated Contracts	17
2.5	Other Matters	17

ARTICLE III MUTUAL RELEASES; INDEMNIFICATION		18

3.1	Mutual Release of Pre-IPO Closing Date Claims	18
3.2	Indemnification by KBR	19
3.3	Indemnification by Halliburton	20
3.4	Indemnifications Relating to FCPA Subject Matters	21
3.5	Indemnifications Relating to Barracuda-Caratinga Project	26
3.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	28
3.7	Procedures for Indemnification of Third Party Claims	29
3.8	Additional Matters	30
3.9	Remedies Cumulative	31
3.10	Survival of Indemnities	31
3.11	Indemnification of Directors and Officers	31
3.12	Mitigation of Damages	31

ARTICLE IV THE IPO AND ACTIONS PENDING THE IPO		31

4.1	Transactions Prior to the IPO	31
4.2	Use of Proceeds	32
4.3	Cooperation for IPO	32
4.4	Conditions Precedent to Consummation of the IPO	32

ARTICLE V CORPORATE GOVERNANCE AND OTHER MATTERS		34

5.1	Charter and Bylaws	34
5.2	KBR Board Representation	34
5.3	Committees	36
5.4	Subscription Right.	36
5.5	Issuance of Stock	38
5.6	Settlement of KBR Benefit Plan Awards	38
5.7	Applicability of Rights to Parent in the Event of an Acquisition	39
5.8	Transfer of Halliburton’s Rights Under Article V	39
5.9	Restricted Opportunities Under KBR Charter	39

ARTICLE VI SUBSEQUENT TRANSACTION		40

6.1	Sole Discretion of Halliburton	40
6.2	Cooperation for Halliburton Transfers	40

6.3	Cooperation for Halliburton Distribution	40
6.4	Registration Rights Agreement	41

ARTICLE VII ARBITRATION; DISPUTE RESOLUTION		41

7.1	Agreement to Arbitrate	41
7.2	Escalation	42
7.3	Demand for Arbitration	42
7.4	Arbitrators	43
7.5	Hearings	43
7.6	Discovery and Certain Other Matters	44
7.7	Certain Additional Matters	45
7.8	Continuity of Service and Performance	45
7.9	Law Governing Arbitration Procedures	45

ARTICLE VIII COVENANTS AND OTHER MATTERS		46

8.1	Other Agreements	46
8.2	Further Instruments	46
8.3	Provision of Corporate Records	46
8.4	Agreement For Exchange of Information	47
8.5	Auditors and Audits; Annual and Quarterly Statements and Accounting	49
8.6	Audit Rights	52
8.7	Preservation of Legal Privileges	52
8.8	Payment of Expenses	53
8.9	Governmental Approvals	53
8.10	Continuance of Halliburton Credit Support	53
8.11	Confidentiality	56
8.12	Receipt of Notices	57
8.13	Non Solicitation of Employees	58
8.14	Halliburton Policies and Procedures	58
8.15	Antitrust Matters	59
8.16	Cooperation for Litigation	60
8.17	Performance Standard	60

ARTICLE IX MISCELLANEOUS		60

9.1	Limitation of Liability	60
9.2	Conflicting Agreements; Entire Agreement	60
9.3	Governing Law	61
9.4	Termination	61
9.5	Notices	61
9.6	Counterparts	62
9.7	No Third Party Beneficiaries; Assignment	62
9.8	Severability	62
9.9	Failure or Indulgence Not Waiver; Remedies Cumulative	62
9.10	Amendment	62
9.11	Authority	62
9.12	Interpretation	63

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of November 20, 2006 by and between Halliburton Company, a Delaware corporation (“Halliburton”), and KBR, Inc., a Delaware corporation (“KBR”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, KBR is an indirect wholly-owned subsidiary of Halliburton;

WHEREAS, KBR, together with its direct and indirect U.S. and foreign subsidiaries, provides a wide range of services, including global engineering, procurement, construction, technology and other services, to energy and industrial customers and government entities worldwide;

WHEREAS, the Board of Directors of Halliburton has determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, to initiate the separation of the KBR Group from the Halliburton Group, and has approved this Agreement and the transactions contemplated hereby;

WHEREAS, Halliburton currently contemplates that KBR will effect an initial public offering (“IPO”) of less than 20% of the shares of KBR Common Stock pursuant to a registration statement on Form S-1 filed with the Commission pursuant to the Securities Act;

WHEREAS, the parties intend to set forth in this Agreement, including the Schedules hereto and the Ancillary Agreements contemplated hereby, the principal arrangements between and among them and the members of their respective Groups regarding the separation of the KBR Group from the Halliburton Group, the IPO and certain future transactions.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable:

“AAA” has the meaning set forth in Section 7.4.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, no member of the KBR Group shall be deemed to be an Affiliate of any member of the Halliburton Group, and no member of the Halliburton Group shall be deemed to be an Affiliate of any member of the KBR Group.

“Agreement” has the meaning given such term in the Preamble.

“Ancillary Agreements” has the meaning set forth in Section 2.3.

“Antitrust Matters” are alleged or actual violations of antitrust, competition or other applicable Law that occurred prior to the date of this Agreement relating to investigations by the DOJ or other Governmental Authorities into whether in the conduct of the KBR Business (including, without limitation, conduct by a member of the KBR Group or its current or former directors, officers, employees, agents or representatives) coordinated bidding with one or more competitors on projects occurred, as described under the heading “Bidding practices investigation” in Note 12 of the condensed consolidated financial statements included in the Halliburton Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

“Applicable FCPA Law” means (a) the Council of Europe Criminal Law Convention on Corruption entered into force July 1, 2002, (b) Council of Europe Civil Law Convention on Corruption entered into force November 1, 2003, (c) Organization of American States Inter-American Convention against Corruption adopted on March 29, 1996, (d) African Union Convention on Preventing and Combating Corruption adopted July 11, 2003, (e) United Nations Convention against Corruption adopted October 31, 2003, (f) OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted November 21, 1997, (g) the FCPA and (h) any and all implementing legislation in respect of clauses (a) through (g) above, including, without limitation, any laws, statutes, regulations and rules issued by any Governmental Authority of similar purpose and scope.

“Applicable Deadline” has the meaning set forth in Section 7.3.

“Arbitration Demand Date” has the meaning set forth in Section 7.3.

“Arbitration Demand Notice” has the meaning set forth in Section 7.3.

“Barracuda-Caratinga Bolts Matter” means threatened, pending or future claims against any KBR B-C Indemnitee by Barracuda & Caratinga Leasing Company B.V. and/or Petrobras or its Affiliates, and threatened, pending or future claims by any KBR B-C Indemnitee against Barracuda & Caratinga Leasing Company B.V. and/or Petrobras or its Affiliates, arising out of the subsea flow-line bolts installed in connection with the Barracuda-Caratinga Project.

“Barracuda-Caratinga Project” means the turnkey engineering, procurement and construction contract, dated as of June 30, 2000, as amended, and related agreements by and among members of the KBR Group, Barracuda & Caratinga Leasing Company B.V., Petrobras or its Affiliates relating to the development of the Barracuda and Caratinga oilfields located in the Campos Basin offshore of Brazil.

“best efforts” means a Person’s good faith best efforts to achieve such goal as expeditiously as possible, which may require the incurrence of expense or hardship in order to achieve the reasonable expectations of the parties as agreed hereunder.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 8.11.

“Credit Support Agreements” means any and all surety bonds, letters of credit, reimbursement agreements, surety contracts, performance guarantees, financial guarantees, indemnities and other credit support instruments and agreements relating to or for the benefit of the KBR Business or a customer or lender thereof for which a member of the Halliburton Group is a primary obligor, secondary obligor, guarantor, indemnitor, account party or otherwise may become liable (i) entered into or obtained prior to the Separation Date and (ii) entered into or obtained following the Separation Date as provided under Section 8.10(b) hereof or at Halliburton’s sole discretion. Non-exclusive lists of certain Credit Support Agreements are set forth on Schedule C-1 (Surety Bonds and Related Indemnity Agreements), Schedule C-2 (Letters of Credit and Related Reimbursement Agreements), Schedule C-3 (Performance and Financial Guarantees) and Schedule C-4 (Other Credit Support Agreements).

“Current Investigations” means the investigations ongoing as of the date hereof by (a) the DOJ, (b) the Commission, (c) the Tribunal de Grande Instance de Paris (investigation number: 25/03 and Public Prosecution Service ID: P 02/29192509) in the French Republic, (d) the Serious Frauds Office in the United Kingdom, (e) officials at the Federal Police Office (proceeding B 0152492 BOT) of the Swiss Confederation, (f) the Economic and Financial Crimes Commission, an agency of the executive branch of the government of the Federal Republic of Nigeria, (g) the Committee on Public Petitions of the House of Representatives of the Federal Republic of Nigeria, and (h) a public prosecutor or an investigating judge in the People’s Democratic Republic of Algeria with respect to contracts awarded to Brown & Root - Condor Spa.

“Disposition” means any resolution or termination of any Proceeding, whether adjudicated or consensual.

“Distribution” means a tax-free distribution under Section 355 of the Code or any corresponding provision of any successor statute of all or any portion of the KBR Common Stock beneficially owned by Halliburton to Halliburton stockholders by way of a dividend, exchange or otherwise.

“DOJ” means the United States Department of Justice.

“Employee Matters Agreement” means the Employee Matters Agreement dated the date hereof between Halliburton and KBR.

“Environmental Law” means any and all Laws or determinations of any Governmental Authority (including common law duties established by courts or other Governmental Authorities) pertaining to pollution or the protection of human health, the environment, natural resources or plant or animal species including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous, radioactive, or toxic materials or wastes into ambient or indoor air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution (including the sale or marketing of goods containing), use, treatment, storage, disposal, transportation or handling of pollutants, contaminants or chemical, industrial, hazardous. radioactive, or toxic materials or wastes, in any jurisdiction, federal, state, local or foreign, in which the Halliburton Business or KBR Business is or has operated; including, without limitation, in United States jurisdictions the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Superfund Amendments Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., other similar state or local laws or laws or decrees in non-U.S. jurisdictions, and all other environmental conservation and protection laws, both foreign and domestic, and any applicable state or local statutes, and the regulations promulgated thereto, as each has been and may be amended and supplemented from time to time, provided, however, that Environmental Laws shall not include Laws pertaining primarily to workplace safety, such as the Occupational Safety and Health Act, except to the extent such Laws govern environmental conditions, including the management of asbestos-containing materials, or employee exposure or potential exposure to pollutants, contaminants or chemical, industrial, hazardous, radioactive, or toxic materials or wastes.

“Escalation Notice” has the meaning set forth in Section 7.2.

“Excess Director Number” has the meaning set forth in Section 5.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Existing Authority” has the meaning set forth in Section 8.9.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FCPA Subject Matters” are alleged or actual violations of the FCPA or other Applicable FCPA Law that occurred prior to the date of this Agreement in the conduct of the KBR Business (including, without limitation, conduct by a member of the KBR Group or its current or former directors, officers, employees, agents or representatives) in connection with (a) the construction and subsequent expansion by TSKJ of a natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria or (b) such other projects, whether located inside or outside of Nigeria, in each case including without limitation the use of agents in connection with such projects, that are identified by Governmental Authorities of the United States, France, the United Kingdom, Switzerland, Nigeria or Algeria in connection with the Current Investigations and the continuation of such Current Investigations after the date hereof.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental FCPA Claim” means a claim, whether civil or criminal, made by any Governmental Authority of the United States, France, the United Kingdom, Switzerland, Nigeria or Algeria, or by a court of competent jurisdiction therein relating to the FCPA Subject Matters.

“Group” means either the Halliburton Group or the KBR Group, as the context requires.

“Halliburton” has the meaning given such term in the Preamble.

“Halliburton’s Auditors” means Halliburton’s independent certified public accountants.

“Halliburton Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Halliburton Group; (b) all books and records primarily relating to (i) Persons who are employees of the Halliburton Group as of the Separation Date, (ii) the purchase of materials, supplies and services for the Halliburton Business and (iii) dealings with customers of the Halliburton Business; and (c) all files relating to any Action the Liability with respect to which is a Halliburton Liability.

“Halliburton Business” means any business of the Halliburton Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the KBR Business, including without limitation the Non-Novated ESG Contracts. The parties intend that each member of the KBR Group which is party to a Non-Novated ESG Contract shall remain a party thereto following the Separation, and the parties hereby agree that each Non-Novated ESG Contract shall be considered to be part of the Halliburton Business for all purposes under this Agreement.

“Halliburton Cash Management Note” means the promissory note dated as of December 1, 2005 made by Halliburton Energy Services, Inc. to KBR Holdings, LLC.

“Halliburton Designee” has the meaning set forth in Section 5.2.

“Halliburton Environmental Liabilities” means all Liabilities arising under or relating to Environmental Law to the extent, as between the Halliburton Group and the KBR Group, such Liabilities relate to, arise out of or result from: (a) the ownership, operation or conduct of the Halliburton Business at any time prior to, on or after the Separation Time except for those Liabilities included in clause (ii) of the definition of “KBR Environmental Liabilities” below, or (b) any properties or assets owned, leased, used or held for use in connection with any terminated, divested or discontinued business or other activities which, at the time of such termination, divestiture or discontinuation, related to the Halliburton Business as then conducted. It is understood that, consistent with the foregoing, Halliburton Environmental Liabilities shall include without limitation all Liabilities arising under or relating to Environmental Law attributable to (1) investigation or remediation activities involving the sites listed on Part 1 of the attached Schedule D; and (2) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the Halliburton Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party group, as appropriate, to members of the Halliburton Group, which shall include the liability ultimately allocated to members of the Halliburton Group at the sites listed on Part 2 of Schedule D.

“Halliburton Group” means Halliburton, each current and former subsidiary of Halliburton (other than any member of the KBR Group), including the subsidiaries set forth in Schedule A, and each Person that becomes a subsidiary of Halliburton after the Separation Time.

“Halliburton Indemnified Barracuda-Caratinga Matters” has the meaning set forth in Section 3.5.

“Halliburton Indemnified FCPA Matters” has the meaning set forth in Section 3.4.

“Halliburton Indemnitees” has the meaning set forth in Section 3.2.

“Halliburton Liabilities” shall mean (a) any and all Liabilities that are expressly contemplated by a Prior Transfer Agreement, this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Halliburton or any other member of the Halliburton Group, (b) all agreements, obligations and Liabilities of any member of the Halliburton Group under a Prior Transfer Agreement, this Agreement or any of the Ancillary Agreements, (c) any liability arising under or relating to a claim made against Halliburton by a Halliburton stockholder in its capacity as such other than a claim for which KBR and the KBR Group have agreed to indemnify Halliburton and the Halliburton Group pursuant to Section 3.2(f) hereof and (d) any Liability of any member of the Halliburton Group other than the KBR Liabilities.

“Halliburton Transferee” has the meaning set forth in Section 5.7.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 3.6.

“Indemnitee” shall have the meaning set forth in Section 3.6.

“Indemnity Payment” has the meaning set forth in Section 3.6.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but excluding the Halliburton Books and Records and the KBR Books and Records.

“Insurance Proceeds” means those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

“Intercompany Note” means the promissory note dated as of December 1, 2005 made by KBR Holdings, LLC to Halliburton Energy Services, Inc. in an amount not to exceed $489 million.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement dated the date hereof between Halliburton and KBR.

“IPO” has the meaning given such term in the Recitals.

“IPO Closing Date” means the first date on which the proceeds of any sale of KBR Common Stock to the Underwriters are received.

“IPO Prospectus” means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus or any supplement to or amendment of any of the foregoing.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-133302) of KBR filed with the Commission pursuant to the Securities Act, registering the shares of KBR Common Stock to be issued in the IPO, together with all amendments thereto.

“Issuance Event” has the meaning set forth in Section 5.4.

“Issuance Event Date” has the meaning set forth in Section 5.4.

“KBR” has the meaning given such term in the Preamble.

“KBR Auditors” means KBR’s independent certified public accountants.

“KBR Balance Sheets” means (a) the KBR Holdings, LLC Consolidated Balance Sheet as of December 31, 2005 and (b) the KBR Holdings, LLC Consolidated Balance Sheet as of September 30, 2006.

“KBR B-C Indemnitees” shall mean KBR and its Majority Owned Subsidiaries as of the date hereof.

“KBR Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of the KBR Group; (b) all books and records primarily relating to (i) Persons who are employees of the KBR Group as of the Separation Date, (ii) the purchase of materials, supplies and services for the KBR Business and (iii) dealings with customers of the KBR Business; and (c) all files relating to any Action the Liability with respect to which is a KBR Liability; except that no portion of the Halliburton Books and Records shall be included in the “KBR Books and Records.”

“KBR Business” means (a) the business and operations conducted by KBR and the members of the KBR Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) prior to, on and after the Separation Time, including without limitation the following global engineering, procurement, construction, technology and other services provided to energy and industrial customers and government entities worldwide as conducted by the Energy and Chemicals and the Government and Infrastructure segments of Halliburton (such segments as referenced in the Halliburton Form 10-K for the year ended December 31, 2005) prior to the Separation:

(i) construction, maintenance and logistics services for government operations, facilities and installations;

(ii) civil engineering, construction, consulting and project management services for state and local government agencies and private industries;

(iii) integrated security solutions, including threat definition assessments, mitigation and consequence management; design, engineering and program management; construction and delivery; and physical security, operations and maintenance;

(iv) dockyard operation and management, with services that include design, construction, surface/subsurface fleet maintenance, nuclear engineering and refueling, and weapons engineering;

(v) privately financed initiatives such as a facility, service or infrastructure for a government client, and the ownership, operation and maintenance of same;

(vi) downstream engineering and construction capabilities, including global engineering execution centers, as well as engineering, construction and program management of liquefied natural gas, ammonia, petrochemicals, crude oil refineries and natural gas plants;

(vii) upstream oil and gas engineering, marine technology and project management;

(viii) operations, maintenance and start-up services to the oil and gas, petrochemical, forest product, power and commercial markets;

(ix) technology licensing in the areas of fertilizers and synthesis gas, olefins, refining and chemicals and polymers;

(x) consulting services in the form of expert technical and management advice that includes studies, conceptual and detailed engineering, project management, construction supervision and design, and construction verification or certification in upstream, midstream and downstream markets;

(xi) effective from and after April 11, 2006, the business and operations of MMM-SS Holdings, LLC and its subsidiaries MMM S.R.L. de C.V., AGRH S.R. L. de C.V. and CCC Cayman Ltd.; and

(xii) the Non-Novated KBR Contracts. The parties intend that each member of the Halliburton Group which is party to a Non-Novated KBR Contract shall remain a party thereto following the Separation, and the parties hereby agree that each Non-Novated KBR Contract shall be considered to be part of the KBR Business for all purposes under this Agreement;

and (b) except as otherwise specifically provided herein, any terminated, divested or discontinued business or operations that at the time of such termination, divestiture or discontinuation related primarily to the KBR Business as then conducted.

“KBR Cash Management Note” means the promissory note dated as of December 1, 2005 made by KBR Holdings, LLC to Halliburton Company and Halliburton Energy Services, Inc.

“KBR Charter” means the Amended and Restated Certificate of Incorporation of KBR as in effect on the date hereof.

“KBR Common Stock” means Common Stock, par value $0.001 per share, of KBR.

“KBR Credit Agreement” means the $850 million Five Year Revolving Credit Agreement dated as of December 16, 2005 among KBR Holdings, LLC, as borrower, and the issuing banks named therein, as amended by Amendment No. 1 dated April 13, 2006 and Amendment No. 2 dated October 31, 2006, and as further amended from time to time.

“KBR Debt Obligations” means all Indebtedness of KBR or any other member of the KBR Group, including without limitation the Intercompany Note but excluding all Indebtedness of any member of the Halliburton Group to the extent it constitutes Indebtedness of KBR by virtue of clause (f) or clause (g) of the definition of Indebtedness. KBR Debt Obligations shall include, as of the date of the most recent balance sheet of KBR Holdings, LLC included in the IPO Prospectus, the Indebtedness of KBR Holdings, LLC reflected on such balance sheet.

“KBR Environmental Liabilities” means all Liabilities arising under or relating to Environmental Law to the extent, as between the Halliburton Group and the KBR Group, such Liabilities relate to, arise out of, or result from (i) the ownership, operation or conduct of the KBR Business at any time prior to, on or after the Separation Time except for those Liabilities included in clause (b) of the definition of “Halliburton Environmental Liabilities” above, or (ii) any properties or assets owned, leased, used or held for use in connection with any terminated, divested or discontinued business or other activities which, at the time of such termination, divestiture or discontinuation, related to the KBR Business as then conducted. It is understood that, consistent with the foregoing, KBR Environmental Liabilities shall include without limitation all Liabilities arising under or relating to Environmental Law attributable to (1) investigation or remediation activities involving the sites listed on Part 1 of the attached Schedule E; and (2) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the KBR Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party group, as appropriate, to members of the KBR Group, which shall include the liability ultimately allocated to members of the KBR Group at the sites listed on Part 2 of Schedule E.

“KBR FCPA Indemnitees” shall mean KBR and its Majority Owned Subsidiaries as of the date hereof.

“KBR Group” means KBR, each current and former subsidiary of KBR, including the subsidiaries set forth in Schedule B, and each Person that becomes a subsidiary of KBR after the Separation Time.

“KBR Indemnitees” has the meaning assigned to that term in Section 3.3.

“KBR Liabilities” shall mean (without duplication):

(i) any and all Liabilities that are expressly contemplated by a Prior Transfer Agreement, this Agreement or any Ancillary Agreement to be assumed by KBR or any member of the KBR Group, and all agreements, obligations and Liabilities of any member of the KBR Group under a Prior Transfer Agreement, this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities (other than Taxes that are not treated as liabilities of KBR under the Tax Sharing Agreement) primarily relating to, arising out of or resulting from the operation of the KBR Business, as conducted at any time prior to, on or after the Separation Time including, without limitation:

(A) any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of KBR (whether or not such act or failure to act is or was within such Person’s authority);

(B) any KBR Environmental Liabilities;

(C) liabilities primarily relating to, arising out of or resulting from any KBR Assets;

(D) the KBR Debt Obligations; and

(E) any liability arising under or relating to a claim made against KBR by a KBR stockholder in its capacity as such (other than Halliburton) other than a claim for which Halliburton and the Halliburton Group have agreed to indemnify KBR and the KBR Group pursuant to Section 3.3(f) hereof; and

(iii) all Liabilities reflected as liabilities or obligations of KBR in the KBR Balance Sheets, subject to any discharge of such Liabilities subsequent to the date of such KBR Balance Sheets.

Notwithstanding the foregoing, the KBR Liabilities shall not include the Halliburton Liabilities.

“KBR Non-Voting Stock” means any class or series of KBR capital stock, and any warrant, option or right in such stock, other than KBR Voting Stock.

“KBR Voting Stock” means the KBR Common Stock and any other capital stock of KBR entitled to vote generally in the election of directors but excluding any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations of any nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any law, rule, regulation, Action, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto, and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding losses that are special, indirect, derivative or consequential, lost profits or punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

“Majority Owned Subsidiary” of any Person means any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, other persons performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is, as of the date hereof, directly or indirectly owned by such Person, by such Person and one or more other subsidiaries of such Person or by one or more other subsidiaries of such Person.

“Market Price” of any shares of KBR Voting Stock or KBR Non-Voting Stock on any date means (i) the last sale price during regular trading hours of such shares on such date on the New York Stock Exchange, Inc. or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded; or (ii) if such sale price is unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Halliburton and KBR.

“Non-Novated ESG Contracts” means those contracts and other agreements entered into by the Energy Services Group segments of Halliburton (such segments as referenced in the Halliburton Form 10-K for the year ended December 31, 2005) prior to the Separation Date for which a member of the KBR Group is a signator or contract party, including without limitation certain contracts entered into by Kellogg Brown & Root LLC (and its predecessor), Kellogg Brown & Root Limited, Rockwell B.V., Kellogg Brown & Root International, Inc., Halliburton AS, Asian Marine Contractors Limited, KBR Overseas, Inc., Breswater Marine Contracting B.V., Corporación Mexicana de Mantenimiento Integral, S. de R.L. de C.V., PT KBR Indonesia and Halliburton Australia Pty. Ltd. (B&R Div.). A non-exclusive list of outstanding contract jobs associated with the Non-Novated ESG Contracts is set forth on Schedule G hereto.

“Non-Novated KBR Contracts” means those contracts and other agreements entered into by the Energy and Chemicals or the Government and Infrastructure segments of Halliburton (such segments as referenced in the Halliburton Form 10-K for the year ended December 31, 2005) prior to the Separation Date for which a member of the Halliburton Group is a signator or contract party, including without limitation certain contracts entered into by Servicios Professionales Petroleros, S. de R.L. de C.V., Halliburton Far East Pte Ltd., Halliburton International, Inc., Servicios Halliburton De Venezuela, S.R.L., Halliburton West Africa Ltd., Halliburton Operations Nigeria Limited and Halliburton SAS. A non-exclusive list of outstanding contract jobs associated with the Non-Novated KBR Contracts is set forth on Schedule F hereto.

“NYSE” means the New York Stock Exchange, Inc.

“Ownership Percentage” means with respect to any class or series of KBR Non-Voting Stock, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of shares of such class or series of KBR Non-Voting Stock beneficially owned by the Halliburton Group and whose denominator is the total number of outstanding shares of such class or series of KBR Non-Voting Stock; provided, however, that any shares of such KBR Non-Voting Stock issued by KBR in violation of its obligations under Article V of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage.

“Penalty” means a fine or other monetary penalty or direct monetary damage, including disgorgement, in each case as a result of a Governmental FCPA Claim, assessed against a KBR FCPA Indemnitee or paid by a KBR FCPA Indemnitee.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

“Prior Transfer” means a transfer in contemplation of the Separation occurring prior to the Separation Date of any part of the KBR Business contained in the Halliburton Group to the KBR Group and an assumption in contemplation of the Separation occurring prior to the Separation Date by the KBR Group of any of the KBR Liabilities, and a transfer in contemplation of the Separation occurring prior to the Separation Date of any part of the Halliburton Business contained in the KBR Group to the Halliburton Group and an assumption in contemplation of the Separation occurring prior to the Separation Date by the Halliburton Group of any of the Halliburton Liabilities.

“Prior Transfer Agreements” means all agreements, deeds, certificates, instruments or other documents entered into by a member of the Halliburton Group or a member of the KBR Group in order to implement the Prior Transfers.

“Privilege” has the meaning set forth in Section 8.7.

“Providing Company” has the meaning set forth in Section 8.6.

“reasonable best efforts” means a Person’s good faith best efforts to achieve such goal as soon as reasonably practicable and consistent with reasonable commercial practice and without payment of any assignment, consent or similar fee requested by any person or the incurrence of unreasonable expense or hardship, and/or the requirement to engage in litigation.

“Receiving Company” has the meaning set forth in Section 8.6.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof between Halliburton and KBR.

“Regulatory Proceedings” shall mean filings, notices, adjudicatory proceedings, rulemakings, enforcement actions before a Governmental Authority relating to regulatory activity, any other proceedings at or before any regulatory or administrative agency, and any investigation instituted by the Audit Committee of the Board of Directors of a Party in response to or in anticipation of the foregoing. The term shall also refer to appellate activities relating to any of the foregoing, including actions seeking injunctions, writs of mandamus and appeals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Separation” means (i) the transfer of those assets (including funds relating to the KBR Business) relating primarily to the KBR Business as conducted immediately prior to the IPO that are contained in the Halliburton Group immediately prior to the IPO to the KBR Group and the assumption by KBR and the members of the KBR Group of the KBR Liabilities, and (ii) the transfer of those assets (including funds relating to the Halliburton Business) relating primarily to the Halliburton Business as conducted immediately prior to the IPO that are contained in the KBR Group immediately prior to the IPO to the Halliburton Group and the assumption by the Halliburton Group of the Halliburton Liabilities, all as more fully described in this Agreement and the Ancillary Agreements.

“Separation Date” has the meaning set forth in Section 2.1.

“Separation Time” has the meaning set forth in Section 2.1.

“Silica Note” means the Senior Secured Note dated January 20, 2005 made jointly and severally by DII Industries, LLC and Kellogg Brown & Root LLC (as successor to Kellogg Brown & Root, Inc., a Delaware corporation) to the DII Industries, LLC Silica PI Trust.

“Subscription Right” has the meaning set forth in Section 5.4.

“Subscription Right Notice” has the meaning set forth in Section 5.4.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of January 1, 2006 by and among Halliburton and its affiliated companies and KBR and its affiliated companies.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Third Party Claim” has the meaning set forth in Section 3.7.

“Third-Party FCPA Claim” means a claim resulting in a monetary judgment against a KBR FCPA Indemnitee, or a settlement in lieu thereof, to the extent relating to the FCPA Subject Matters and as a result of demands or claims made against a KBR FCPA Indemnitee by a Person other than a Governmental Authority, including without limitation by Persons who are customers of, joint venture partners in or financing parties of projects of a KBR FCPA Indemnitee.

“Transition Services Agreements” means the two Transition Services Agreements dated the date hereof between Halliburton Energy Services, Inc. and KBR.

“TSKJ” means the private limited liability company registered in Madiera, Portugal whose members are Technip, SA, Snamprogetti Netherlands B.V., JGC Corporation and Kellogg, Brown and Root.

“Underwriters” means the several underwriters of the IPO named in the Underwriting Agreement.

“Underwriting Agreement” has the meaning set forth in Section 4.1.

“Voting Percentage” means, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of votes entitled to be cast with respect to all of the outstanding shares of KBR Voting Stock beneficially owned by the Halliburton Group and whose denominator is the number of votes entitled to be cast with respect to all of the outstanding shares of KBR Voting Stock; provided, however, that any shares of such KBR Voting Stock issued by KBR in violation of its obligations under Article V of this Agreement shall not be deemed outstanding for the purpose of determining the Voting Percentage.

ARTICLE II

SEPARATION AND RELATED TRANSACTIONS

2.1 Separation Date; Separation Time. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each action in connection with the Separation shall be as of 11:59 p.m., Houston, Texas time (the “Separation Time”), on the date that is immediately prior to the IPO Closing Date, or such other date as may be fixed by Halliburton (the “Separation Date”). The effective time and date of each action in connection with a Prior Transfer shall be as specified in such Prior Transfer Agreement. Notwithstanding the Separation, each of the KBR Cash Management Note and the Halliburton Cash Management Note shall continue in full force and effect pursuant to Section 9.2 hereof.

2.2 Instruments of Transfer and Assumption. Halliburton and KBR agree that (a) transfers of assets required to be transferred by this Agreement or an Ancillary Agreement shall be effected by delivery by Halliburton or the other transferring entity, as applicable, to the transferee, of (i) with respect to those assets that constitute stock, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (ii) with respect to any real property interest or any improvements thereon, a special warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title to the transferor, and (iii) with respect to all other assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to Halliburton and KBR, as shall be necessary to vest in the designated transferee, all of the title and ownership interest of the transferor in and to any such asset, and (b) to the extent necessary, the assumption of the Liabilities contemplated hereby shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Halliburton and KBR, as shall be necessary for the assumption by the transferee of such Liabilities. Each of the parties hereto also agrees to deliver to the other party hereto such other documents, instruments and writings as may be reasonably requested by such other party hereto in connection with the transactions contemplated hereby. Except as set forth in this Section 2.2, (x) THE TRANSFERS AND ASSUMPTIONS REFERRED TO HEREIN WILL BE MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (B) AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR (C) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, and (y) the instruments of transfer or assumption referred to herein shall not include any representations and warranties other than as specifically provided herein. Halliburton and KBR hereby acknowledge and agree that ALL ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS.”

2.3 Ancillary Agreements. On or prior to the Separation Date, Halliburton and KBR shall execute and deliver (or shall cause the appropriate members of their respective Groups to execute and deliver, as applicable) the agreements between them designated as follows:

(a) the Transition Services Agreements;

(b) the Employee Matters Agreement;

(c) the Tax Sharing Agreement;

(d) the Registration Rights Agreement;

(e) the Intellectual Property Matters Agreement; and

(f) such other agreements, documents or instruments as the parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement

(collectively, the “Ancillary Agreements”). To the extent such documents are not executed and delivered on the Separation Date, they shall be executed and delivered as soon as practicable thereafter and (except as otherwise provided therein) shall be effective as of the Separation Time.

2.4 Performance of Non-Novated Contracts.

(a) Non-Novated KBR Contracts. The parties intend that each member of the Halliburton Group which is party to a Non-Novated KBR Contract shall remain a party thereto following the Separation Date, and the parties hereby agree that each Non-Novated KBR Contract shall be considered to be part of the KBR Business for all purposes under this Agreement. Notwithstanding the foregoing, Halliburton will cause each member of the Halliburton Group which is a party to a Non-Novated KBR Contract to continue to timely perform each such Non-Novated KBR Contract on behalf of the KBR Group. The benefits and/or liabilities of the performance of each such Non-Novated KBR Contract, and the costs associated with such performance, from and after the Separation Time shall be for the account of the KBR Group.

(b) Non-Novated ESG Contracts. The parties intend that each member of the KBR Group which is party to a Non-Novated ESG Contract shall remain a party thereto following the Separation Date, and the parties hereby agree that each Non-Novated ESG Contract shall be considered to be part of the Halliburton Business for all purposes under this Agreement. Notwithstanding the foregoing, KBR will cause each member of the KBR Group which is a party to a Non-Novated ESG Contract to continue to timely perform each such Non-Novated ESG Contract on behalf of the Halliburton Group. The benefits and/or liabilities of the performance of each such Non-Novated ESG Contract, and the costs associated with such performance, from and after the Separation Time shall be for the account of the Halliburton Group.

(c) Settlement of Intercompany Balances. From time to time following the Separation Date, the parties shall settle the intercompany account balances relating to the Non-Novated KBR Contracts and the Non-Novated ESG Contracts with cash payments.

2.5 Other Matters. From and after the Separation Date, except as contemplated under this Agreement or any Ancillary Agreement, KBR covenants and agrees that it will not, and will not permit any member of the KBR Group to, enter into any commitment or agreement that binds or purports to bind Halliburton or any member of the Halliburton Group.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

3.1 Mutual Release of Pre-IPO Closing Date Claims.

(a) KBR Release. Except as expressly provided in this Agreement, effective as of the Separation Time, KBR does hereby, for itself and each other member of the KBR Group and their respective successors and assigns, remise, release and forever discharge Halliburton, each member of the Halliburton Group and their respective successors and assigns, from any and all Liabilities whatsoever to KBR and each other member of the KBR Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation, the IPO and any Distribution.

(b) Halliburton Release. Except as expressly provided in this Agreement, effective as of the Separation Time, Halliburton does hereby, for itself and each other member of the Halliburton Group and their respective successors and assigns, remise, release and forever discharge KBR, each member of the KBR Group and their respective successors and assigns, from any and all Liabilities whatsoever to Halliburton and each other member of the Halliburton Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation, the IPO and any Distribution.

(c) Surviving Liabilities. Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce a Prior Transfer Agreement, this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or are contemplated to continue pursuant to, a Prior Transfer Agreement, this Agreement or in any Ancillary Agreement. Furthermore, nothing contained in Section 3.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, a Prior Transfer Agreement, this Agreement or any Ancillary Agreement;

(ii) any Liability for unpaid amounts for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group within 180 days prior to the IPO Closing Date;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services for work done by a member of one Group at the request or on behalf of a member of another Group within 180 days prior to the IPO Closing Date;

(iv) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or any Prior Transfer Agreement, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of such Ancillary Agreement or such Prior Transfer Agreement; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1; provided that the parties agree not to bring suit, seek to collect any amounts or file any liens or encumbrances against any Person, or permit any member of their Group to bring suit, seek to collect any amounts or file any liens or encumbrances against any Person, with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 3.1 but for the provisions of this clause (v).

(d) Agreement to Make No Claims. Except as provided in this Article III, KBR shall not make, and shall not permit any member of the KBR Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Halliburton or any member of the Halliburton Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Except as provided in this Article III, Halliburton shall not make, and shall not permit any member of the Halliburton Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against KBR or any member of the KBR Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) Further Assurances. Except as expressly set forth in Section 3.1(c), it is the intent of each of Halliburton and KBR by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Time, between or among KBR or any member of the KBR Group, on the one hand, and Halliburton or any member of the Halliburton Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Time). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.2 Indemnification by KBR. Except as provided in this Article III, KBR and the Appropriate Members of the KBR Group shall indemnify, defend and hold harmless Halliburton, each member of the Halliburton Group and their respective successors and assigns (collectively, the “Halliburton Indemnitees”), from and against any and all Losses of the Halliburton Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any KBR Liability, including the failure of KBR or any other member of the KBR Group or any other Person to pay, perform or otherwise promptly discharge any KBR Liabilities in accordance with their respective terms, whether prior to or after the Separation Time;

(b) the KBR Business;

(c) any breach by KBR or any member of the KBR Group of this Agreement or any of the Ancillary Agreements;

(d) the Credit Support Agreements;

(e) certain pending or threatened litigation described on Schedule 3.2(e) hereto; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any IPO Prospectus (other than information provided by Halliburton to KBR specifically for inclusion in the IPO Registration Statement or any IPO Prospectus and set forth on Schedule 3.3(f)), (ii) contained in any public filings made by KBR with the Commission following the IPO Closing Date and (iii) provided by KBR to Halliburton specifically for inclusion in Halliburton’s annual or quarterly reports following the IPO Closing Date.

As used in this Section 3.2, “Appropriate Members of the KBR Group” means the member or members of the KBR Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.3 Indemnification by Halliburton. Except as provided in this Article III, Halliburton and the Appropriate Members of the Halliburton Group shall indemnify, defend and hold harmless KBR, each member of the KBR Group and their respective successors and assigns (collectively, the “KBR Indemnitees”), from and against any and all Losses of the KBR Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the Halliburton Liabilities, including the failure of Halliburton or any other member of the Halliburton Group or any other Person to pay, perform or otherwise promptly discharge any Halliburton Liabilities, in accordance with their respective terms, whether prior to or after the Separation Time;

(b) the Halliburton Business;

(c) any breach by Halliburton or any member of the Halliburton Group of this Agreement or any of the Ancillary Agreements;

(d) any Halliburton Environmental Liabilities;

(e) certain pending or threatened litigation described on Schedule 3.3(e) hereto;

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the IPO Registration Statement or any IPO Prospectus provided by Halliburton specifically for inclusion therein and set forth on Schedule 3.3(f); and

(g) the Silica Note and any reimbursement obligations of the Halliburton Group to the KBR Group with respect thereto.

As used in this Section 3.3, “Appropriate Members of the Halliburton Group” means the member or members of the Halliburton Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

3.4 Indemnifications Relating to FCPA Subject Matters

(a) Halliburton Indemnity. Halliburton agrees to indemnify and hold harmless the KBR FCPA Indemnitees from and against any Penalties (such Penalties hereinafter referred to as “Halliburton Indemnified FCPA Matters”); provided, that with respect to any KBR FCPA Indemnitee that is not wholly owned, directly or indirectly, by the KBR Group as of the date hereof (a “non-wholly owned majority subsidiary”), the Halliburton indemnity provided under this Section 3.4(a) shall be limited to that percentage of Penalties assessed against or paid by such non-wholly owned majority subsidiary equal to the KBR Group’s ownership interest in such non-wholly owned majority subsidiary as of the date hereof.

For avoidance of doubt, the Halliburton indemnification provided under this Section 3.4(a) shall not apply to any losses, claims, liabilities or damages relating to the FCPA Subject Matters that are not Halliburton Indemnified FCPA Matters (and the indemnity provided under Section 3.4(a) will not include any such other losses, claims, liabilities or damages), regardless of how denominated or the cause of action, whether in tort, contract, a criminal proceeding or otherwise. Without limiting the foregoing, “Halliburton Indemnified FCPA Matters” shall not include, and the indemnity provided under this Section 3.4(a) shall not apply to: (x) Third-Party FCPA Claims; (y) losses, claims, liabilities or damages that (I) are special, indirect, derivative or consequential, (II) relate to or result in threatened or actual suspension or debarment from bidding or continued activity under government contracts, (III) relate to alleged or actual damage to business or other reputation or loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, whether in the present or future, (IV) relate to alleged or actual adverse consequences in obtaining, continuing or termination of financing for current or future projects, and/or (V) are as a result of claims by directors, officers, employees, Affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of KBR or any member of the KBR Group in their capacity as such; or (z) costs or expenses incurred for any monitor required by or agreed to with, a Governmental Authority to review continued compliance by the KBR Group with Applicable FCPA Law.

(b) Sole Beneficiaries. The indemnity provided under Section 3.4(a) is solely for the benefit of the KBR FCPA Indemnitees, and no provision of this Agreement shall create any third party beneficiary or other rights in any Person or Persons other than the KBR FCPA Indemnitees.

(c) Control of Proceedings. Until such time, if ever, that KBR exercises its right to assume control over the investigation, defense and/or settlement of FCPA Subject Matters with respect to KBR pursuant to Section 3.4(e), Halliburton and its Majority Owned Subsidiaries shall at all times, in their sole discretion, have and maintain control over the investigation, defense and/or settlement of, any FCPA Subject Matter. Even if KBR exercises its right pursuant to Section 3.4(e) hereof, Halliburton and its Majority Owned Subsidiaries shall at all times, in their sole discretion, have and maintain control over the investigation, defense and/or settlement of FCPA Subject Matters with respect to Halliburton. Notwithstanding the foregoing, (i) no settlement by KBR of any claims relating to FCPA Subject Matters effected without the prior written consent of Halliburton will be effective or binding upon Halliburton, any member of the Halliburton Group or their respective successors or assigns, and (ii) no settlement by Halliburton of any claims relating to FCPA Subject Matters effected without the prior written consent of KBR will be effective or binding upon any KBR FCPA Indemnitee. The parties agree that Halliburton may terminate its indemnity provided under Section 3.4(a) upon the settlement by KBR of any claims relating to FCPA Subject Matters effected without the prior written consent of Halliburton.

(d) Cooperation. At all times during the term of this Agreement, including whether or not or before or after KBR exercises its right to assume control over the investigation, defense and/or settlement of FCPA Subject Matters pursuant to Section 3.4(e) hereof, KBR, at Halliburton’s expense, shall use best efforts to assist with Halliburton’s full cooperation with any Governmental Authority in Halliburton’s investigation of FCPA Subject Matters and its investigation, defense and/or settlement of any Governmental FCPA Claim. Without limiting the foregoing, KBR’s best efforts to assist with Halliburton’s full cooperation contemplated by the preceding sentence shall include:

(i) At the request of Halliburton, the voluntary and truthful disclosure to Halliburton, the DOJ, the Commission or other Governmental Authority of all information in KBR’s possession, custody or control (in any form or medium, including documents) respecting the activities of KBR, Halliburton and its or their current and former directors, officers, employees, agents, distributors and Affiliates relating to FCPA Subject Matters about which Halliburton inquires or which is material to the investigation conducted by Halliburton, the DOJ, the Commission or other Governmental Authority into the FCPA Subject Matters.

(ii) At the written request of Halliburton, the voluntary production to Halliburton, the DOJ, the Commission or other Governmental Authority, of all documents, records or other tangible evidence in KBR’s possession, custody or control relating to FCPA Subject Matters. Without limiting the foregoing, KBR will assemble, organize and produce, or take reasonable steps to effectuate the production of, all documents, records, or other tangible evidence related to FCPA Subject Matters in KBR’s possession, custody, or control in such reasonable format as Halliburton, the DOJ, the Commission or other Governmental Authority requests. KBR shall preserve, maintain and retain all such documents, records and other tangible evidence related to FCPA Subject Matters. KBR shall provide Halliburton access to all electronic mail, metadata, computer hard drives, computer tape or other electronic data necessary to answer a subpoena of any Governmental Authority.

(iii) At the request of Halliburton, the provision of access to copies of KBR’s original documents and records relating to FCPA Subject Matters in KBR’s possession, custody or control and, using reasonable best efforts, in the custody or control of all current and former directors, officers, employees, agents, distributors, attorneys and Affiliates.

(iv) At the written request of Halliburton, using reasonable best efforts, (A) making available any of KBR’s current and former directors, officers, employees, agents, distributors, attorneys and Affiliates who may have been involved in FCPA Subject Matters and whose cooperation is requested by Halliburton, the DOJ, the Commission or other Governmental Authority; (B) recommending orally and in writing that any and all such Persons cooperate fully (including by appearing for interviews with Governmental Authorities or testimony, including sworn testimony before a grand jury) with (x) any investigation conducted by Halliburton, the DOJ, the Commission or other Governmental Authority with respect to FCPA Subject Matters, or (y) any prosecution of individuals (including without limitation the cooperation of current or former directors, officers or employees of KBR who are not defendants in the prosecution) or entities; and (C) taking appropriate disciplinary action with respect to such of KBR’s current and former directors, officers, employees, agents, distributors and Affiliates who do not cooperate, or who cease to cooperate, fully as contemplated herein.

(v) At the written request of Halliburton, the provision of testimony and other information deemed necessary by Halliburton to identify or establish the original location, authenticity or other evidentiary foundation necessary to admit into evidence documents in any criminal or other proceeding as requested by Halliburton related to FCPA Subject Matters.

(vi) At the written request of Halliburton, using reasonable best efforts, the provision of access to the outside accounting and legal consultants of KBR whose work includes or relates to FCPA Subject Matters, as well as the records, reports and documents of those outside consultants related to FCPA Subject Matters.

(vii) At the request of Halliburton, KBR shall not assert a claim of attorney-client or work-product privilege as to: (i) any KBR original documents or records, or any copies thereof, in possession of attorneys of KBR relating to FCPA Subject Matters, (ii) any memoranda of witness interviews (including exhibits thereto) by attorneys or employees of KBR relating to FCPA Subject Matters; (iii) due diligence reports by attorneys of KBR relating to agents of KBR that are or have been created contemporaneously with and related to transactions or events underlying FCPA Subject Matters; or (iv) documents that are or have been created by attorneys of KBR in connection with internal investigations by Halliburton or KBR into FCPA Subject Matters.

Notwithstanding anything to the contrary contained in this Agreement, in making production of any documents, disclosure of any information or available any people, pursuant to this Section 3.4(d), KBR shall not be required to (1) expressly or implicitly waive its right to assert any privilege that is available under law against Persons other than the Governmental Authority at issue concerning the documents or information at issue or the subject matters thereof; or (2) produce, disclose or make available any legal advice or attorney work product relating to or given in connection with (A) internal investigations by Halliburton or KBR; (B) investigations conducted by any Governmental Authority, proceedings related thereto or resulting therefrom; or (C) any Third-Party Claims.

KBR shall promptly inform and disclose to Halliburton any developments, communications or negotiations between KBR, on the one hand, and any Governmental Authority or third party, on the other hand, with respect to FCPA Subject Matters, except as prohibited by law or lawful order of a Governmental Authority. Halliburton may terminate its indemnity provided under Section 3.4(a) upon the material breach by KBR of its obligations under this Section 3.4(d); provided, however, that if, despite using KBR’s best efforts or reasonable best efforts, as the case may be, to assist with Halliburton’s full cooperation in accordance with this Section 3.4(d), KBR is unable to achieve the desired goal contemplated by any of the foregoing subsections (i)-(vii), Halliburton shall not have grounds to terminate such indemnity. Termination of Halliburton’s indemnity provided under Section 3.4(a) pursuant to this Section 3.4(d) shall not preclude Halliburton from pursuing any other rights or seeking any and all other available remedies against KBR for material breach by KBR of its obligations under this Section 3.4(d).

(e) Assumption of Control by KBR; Refusal of Settlement. KBR, by written notice to Halliburton, may (i) take control over the investigation, defense and/or settlement of FCPA Subject Matters with respect to KBR or (ii) refuse (in KBR’s sole discretion) to agree to a settlement of FCPA Subject Matters negotiated and presented by Halliburton. In either such event, Halliburton may terminate its indemnity provided under Section 3.4(a). Notwithstanding the foregoing, a member of the KBR Group that is not a Majority Owned Subsidiary as of the date hereof may control the investigation, defense and/or settlement of FCPA Subject Matters solely with respect to such subsidiary, and may agree to a settlement of FCPA Subject Matters solely with respect to such subsidiary without the prior written consent of Halliburton, and any such control or agreement to a settlement shall not allow Halliburton to terminate its indemnity provided under Section 3.4(a).

(f) No Admission. Each of Halliburton and KBR do not, by the making of the indemnities in this Section 3.4 or by any other provision of this Agreement, concede that it or any of its Affiliates have violated applicable Law.

(g) Expenses. Until such time, if ever, that KBR exercises its right to assume control over the investigation, defense and/or settlement of FCPA Subject Matters pursuant to Section 3.4(e), Halliburton shall bear, at its sole expense, all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses and all other costs incurred on behalf of Halliburton and KBR in the investigation, defense, and/or settlement of FCPA Subject Matters, except as contemplated by Section 3.11. After such time, if ever, that KBR exercises its right to assume control over the investigation, defense and/or settlement of FCPA Subject Matters pursuant to Section 3.4(e), Halliburton shall continue to bear, at its sole expense, all attorneys’, accountants’, consultants’, and other professionals’ fees and expenses and all other costs incurred on its own behalf in the investigation, defense, and/or settlement of FCPA Subject Matters, but shall no longer be responsible for such fees, expenses and costs incurred on behalf of KBR. Nothing in this Section 3.4(g) shall prohibit KBR from at any time engaging (at KBR’s own expense) its own legal advisors, accountants, consultants or other professionals with respect to the FCPA Subject Matters.

(h) Communication. Notwithstanding the rights and obligations set forth in Section 3.4(d), each of Halliburton and KBR agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information relating to FCPA Subject Matters in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any Regulatory Proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to allow the other party to investigate, defend and/or settle any Governmental FCPA Claim or Third-Party FCPA Claim for which such party is responsible under this Agreement, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could violate any Law or agreement, or waive any attorney-client or work-product privilege other than as contemplated by Section 3.4(d)(vii), the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Until such time, if ever, that KBR exercises its right pursuant to Section 3.4(e) hereof, Halliburton shall provide to KBR copies of all correspondence between Halliburton and any Governmental Authority with respect to the FCPA Subject Matters insofar as such correspondence relates to KBR. In addition, until such time, if ever, that KBR exercises its right pursuant to Section 3.4(e) hereof, from time to time and upon KBR’s reasonable request, the attorneys, accountants, consultants or other advisors of the Board of Directors of Halliburton or any special committee of independent directors thereof shall brief the Board of Directors of KBR, the special committee of independent directors formed pursuant to Section 5.3(c) or the agents or representatives of either of them, concerning the status of or issues arising under or relating to Halliburton’s investigation of FCPA Subject Matters and its defense and/or settlement of any Governmental FCPA Claim.

(i) Procedures for Foreign Agents. The parties agree that Halliburton may terminate its indemnity provided under Section 3.4(a) upon the material breach by KBR of its obligations under Section 8.14(b).

3.5 Indemnifications Relating to Barracuda-Caratinga Project.

(a) Halliburton Indemnity. Halliburton agrees to indemnify and hold harmless the KBR B-C Indemnitees from and against (i) all out-of-pocket cash costs and expenses they incur after the date hereof as a result of the replacement of the subsea flow-line bolts installed in connection with the development of the Barracuda-Caratinga Project, and (ii) any cash damages, losses, liabilities, obligations, judgments, claims, payments, interest costs, expenses or other award assessed against the KBR B-C Indemnitees in connection with the arbitration of the Barracuda-Caratinga Bolts Matter, and/or any cash settlement or compromise amounts agreed to in lieu thereof (the foregoing (i) and (ii), the “Halliburton Indemnified Barracuda-Caratinga Matters”).

For avoidance of doubt, the Halliburton indemnification provided under this Section 3.5(a) shall not apply to any other losses, claims, liabilities or damages relating to the Barracuda-Caratinga Project that are not Halliburton Indemnified Barracuda-Caratinga Matters (and the indemnity provided under Section 3.5(a) will not include any such other losses, claims, liabilities or damages), regardless of how denominated or the cause of action, whether in tort, contract, a criminal proceeding or otherwise. Without limiting the foregoing, “Halliburton Indemnified Barracuda-Caratinga Matters” shall not include, and the Halliburton indemnity provided under this Section 3.5(a) shall not apply to: (x) Third Party Claims other than claims commenced by Barracuda & Caratinga Leasing Company B.V. or Affiliates of Petrobras with respect to the Barracuda-Caratinga Bolts Matter, or (y) losses, claims, liabilities or damages that (I) are special, indirect, derivative or consequential, (II) relate to alleged or actual damage to business or other reputation or loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, whether in the present or future, or (III) relate to alleged or actual adverse consequences in obtaining, continuing or termination of financing for current or future projects.

(b) Sole Beneficiaries. The indemnity provided under Section 3.5(a) is solely for the benefit of the KBR B-C Indemnitees, and no provision of this Agreement shall create any third party beneficiary or other rights in any Person or Persons other than the KBR B-C Indemnitees.

(c) Control of Proceedings. Until such time, if ever, that Halliburton exercises its right pursuant to Section 3.5(e) hereof, the KBR B-C Indemnitees shall at all times, in their sole discretion, have and maintain control over the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter in respect of which indemnity may be sought under Section 3.5(a). Notwithstanding the foregoing, (i) no settlement by KBR of any claims relating to the Barracuda-Caratinga Bolts Matter effected without the prior written consent of Halliburton will be effective or binding upon Halliburton, any member of the Halliburton Group or their respective successors and assigns, and (ii) no settlement by Halliburton of any claims relating to the Barracuda-Caratinga Bolts Matter effected without the prior written consent of KBR will be effective or binding upon any KBR B-C Indemnitee. The parties agree that Halliburton may terminate its indemnity provided under Section 3.5(a) upon the settlement by KBR of any claims relating to the Barracuda-Caratinga Bolts Matter effected without the prior written consent of Halliburton.

(d) Cooperation; Provision of Information. Upon such time, if ever, that Halliburton exercises its right pursuant to Section 3.5(e), KBR shall use best efforts to fully cooperate with Halliburton in the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter. At all times under this Agreement, KBR shall promptly inform and disclose to Halliburton any developments, communications or negotiations between KBR, on the one hand, and Petrobras, its Affiliates or any third party, on the other hand, with respect to the Barracuda-Caratinga Bolts Matter, except as prohibited by law or lawful order of a government or Governmental Authority or a court of competent jurisdiction. Halliburton may terminate its indemnity provided under Section 3.5(a) upon the material breach by KBR of its obligations under this Section 3.5(d). Termination of the Halliburton indemnity provided under Section 3.5(a) pursuant to this Section 3.5(d) shall not preclude Halliburton from pursuing any other rights or seeking any and all other available remedies against KBR for material breach by KBR of its obligations under this Section 3.5(d).

(e) Assumption of Control by Halliburton; Refusal of Settlement. Halliburton, by written notice to KBR, may (i) take control over the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter or (ii) refuse (in Halliburton’s sole discretion) to agree to a settlement of the Barracuda-Caratinga Bolts Matter negotiated and presented by KBR. If Halliburton exercises its right pursuant to this Section 3.5(e) to control the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter, and KBR refuses to agree to a settlement of the Barracuda-Caratinga Bolts Matter negotiated and presented by Halliburton, Halliburton may terminate its indemnity provided under Section 3.5(a).

(f) Expenses. Until such time, if ever, that Halliburton exercises its right to assume control over the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter pursuant to Section 3.5(e), KBR shall bear, at its sole expense, all attorney’s, accountants’, consultants’ and other professionals’ fees and expenses and other costs incurred on behalf of Halliburton and KBR in the defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matter, except as contemplated by Section 3.11. Nothing in this Section 3.5(f) shall prohibit Halliburton from at any time engaging (at Halliburton’s own expense) its own legal advisors, accountants, consultants or other professionals with respect to the Barracuda-Caratinga Bolts Matter.

(g) Master Intercompany Reimbursement Agreement. The parties agree that the rights and obligations set forth in this Section 3.5 shall supersede the rights and obligations of the parties under, and control over, the Master Intercompany Reimbursement Agreement dated as of December 16, 2005 between Halliburton and KBR Holdings, LLC solely with respect to the Barracuda-Caratinga Bolts Matter.

(h) Communication. Each of Halliburton and KBR agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information relating to the Barracuda-Caratinga Bolts Matters in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any Regulatory Proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to allow the other party to defend, counterclaim and/or settle the Barracuda-Caratinga Bolts Matter or any Third Party Claim relating to the Barracuda-Caratinga Bolts Matter for which such party is responsible under this Agreement, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could violate any law or agreement, or waive any attorney-client or work-product privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In addition, until such time, if ever, that Halliburton exercises its right pursuant to Section 3.5(e) hereof, from time to time and upon Halliburton’s reasonable request, the attorneys, accountants, consultants or other advisors of the Board of Directors of KBR or any special committee of independent directors thereof shall brief members of Halliburton senior management, the Board of Directors of Halliburton or any special committee of independent directors thereof concerning the status of or issues arising under or relating to KBR’s defense, counterclaim and/or settlement of the Barracuda-Caratinga Bolts Matters.

(i) Arbitration Recovery. The parties agree that KBR shall be entitled to retain the cash proceeds of any judgment, decision or award entered in favor of a member of the Halliburton Group and/or the KBR Group (including any judgment, decision or award for any counterclaim), or any cash settlement or compromise in lieu thereof received from Petrobras or its Affiliate by a member of the Halliburton Group and/or the KBR Group, in connection with the Barracuda-Caratinga Bolts Matter; provided, however, that Halliburton shall be entitled to any portion of such judgment, decision or award or any settlement or compromise amount (i) which is designated by an arbitration panel or otherwise agreed by Petrobras or its Affiliate with Halliburton and/or KBR to constitute recovery of legal fees, costs or expenses paid by Halliburton or advanced to KBR by Halliburton and (ii) which constitutes recovery by KBR of out-of-pocket cash costs and expenses advanced to KBR by Halliburton or paid by Halliburton pursuant to the Halliburton indemnity provided under Section 3.5(a).

3.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article III (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made. Notwithstanding anything to the contrary in the Transition Services Agreements, the parties agree that if any such Insurance Proceeds were paid by an insurance company under a plan, such as a retrospective premium or large deductible program, where such Insurance Proceeds are subsequently billed back to one of the parties by the insurance company, then (i) if billed to the Indemnifying Party, it will pay the insurance company and will not charge such amount to the Indemnitee, or (ii) if billed to the Indemnitee, the Indemnifying Party will pay on behalf of or reimburse, as appropriate, the Indemnitee for such amount.

(b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of these indemnification provisions) by virtue of the indemnification provisions herein. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

3.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Halliburton Group or the KBR Group of any claims or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Article III, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim for which indemnification is available under this Article III. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of a Third Party Claim for which indemnification is available under this Article III but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim for which indemnification is available under this Article III, or fails to notify an Indemnitee of its election as provided in Section 3.7(b), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim for which indemnification is available under this Article III in accordance with the terms of this Agreement, no Indemnitee may settle or compromise such Third Party Claim without the consent of the Indemnifying Party.

(e) Except with respect to Halliburton Indemnified FCPA Matters and the Barracuda-Caratinga Bolts Matter, which shall be governed by Section 3.4 and Section 3.5 respectively, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of an Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against such Indemnitee.

(f) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim under this Article III, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 3.7 and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.

3.8 Additional Matters. (a) Any claim under this Article III on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b) THE PARTIES UNDERSTAND AND AGREE THAT THE INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY.

(c) The provisions of Sections 3.2 through 3.8 shall not apply with respect to indemnification or indemnification procedures concerning: Taxes (which are governed exclusively by the Tax Sharing Agreement), employee benefits matters (which are governed exclusively by the Employee Matters Agreement), intellectual property matters (which are governed exclusively by the Intellectual Property Matters Agreement) or services provided under the Transition Services Agreements (which are governed exclusively by the Transition Services Agreements).

3.9 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

3.10 Survival of Indemnities. The rights and obligations of each of Halliburton and KBR and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.

3.11 Indemnification of Directors and Officers. It is the parties’ intent that each of KBR and Halliburton, as applicable, shall be responsible for the costs and expenses incurred pursuant to any indemnification obligations to its current and former officers, directors, employees and agents. To the extent that a party’s current or former officer, director, employee or agent shall receive indemnification or an advancement of funds from the other party (the party so indemnifying or advancing funds, the “advancing party”) pursuant to an indemnification obligation of the advancing party to such person under its certificate of incorporation or by-laws, an employment agreement or otherwise, then the advancing party shall be reimbursed promptly and in full by the other party. The parties agree that reimbursement pursuant to this Section 3.11 shall not be construed to expand or limit the parties’ respective indemnification rights and obligations under this Article III or to confer upon any Person any rights of indemnification. For purposes of this Section 3.11, persons who serve on the Board of Directors of KBR and who serve as officers of Halliburton after the IPO Closing Date shall be deemed to be directors and officers of Halliburton.

3.12 Mitigation of Damages. The parties each agree to attempt to mitigate, and to cause each of the members of their respective Groups to attempt to mitigate, any Losses that such party may suffer as a consequence of any matter giving rise to a right to indemnification under this Article III by taking all actions which a reasonable person would undertake to minimize or alleviate the amount of Losses and the consequences thereof, as if such person would be required to suffer the entire amount of such Losses and the consequences thereof by itself, without recourse to any remedy against another person, including pursuant to any right of indemnification hereunder.

ARTICLE IV

THE IPO AND ACTIONS PENDING THE IPO

4.1 Transactions Prior to the IPO. Subject to the conditions specified in Section 4.4, Halliburton and KBR shall use their reasonable best efforts to consummate the IPO on or before

November 30, 2006. Such efforts shall include, but not necessarily be limited to, those specified in this Section 4.1 (to the extent not previously accomplished):

(a) KBR has filed the IPO Registration Statement, and shall use its reasonable best efforts to cause such IPO Registration Statement to become effective, including by filing such amendments thereto as may be necessary or appropriate, responding promptly to any comments of the Commission and taking such other action with respect to the IPO Registration Statement as may be reasonably requested by Halliburton. Halliburton and KBR shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the KBR Common Stock under the Exchange Act, and any information statement or registration statement or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, any Prior Transfers, the Separation or the other transactions contemplated by this Agreement.

(b) KBR shall enter into an underwriting agreement with the Underwriters (the “Underwriting Agreement”), in form and substance reasonably satisfactory to Halliburton, and shall comply with its obligations thereunder.

(c) Halliburton and KBR shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO, it being understood that decisions on such matters may be dictated by Halliburton in its sole discretion.

(d) KBR shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

(e) KBR shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the KBR Common Stock issued in the IPO on the NYSE, subject to official notice of issuance.

4.2 Use of Proceeds. KBR shall use the net proceeds from the IPO (after deduction of all expenses in connection with the IPO payable by KBR as provided in Section 8.8) as described under the heading “Use of Proceeds” in the IPO Prospectus.

4.3 Cooperation for IPO. KBR shall, at Halliburton’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement. Notwithstanding anything to the contrary contained herein, as between Halliburton and KBR, Halliburton may in its sole discretion choose to terminate, abandon or amend any aspect of the IPO at any time prior to the IPO Closing Date, and KBR promptly shall take all actions directed by Halliburton in that regard.

4.4 Conditions Precedent to Consummation of the IPO. The parties hereto shall use their reasonable best efforts to satisfy the conditions listed below to the consummation of the IPO as soon as practicable. The obligations of the parties to use their reasonable best efforts to consummate the IPO shall be conditioned on the satisfaction, or waiver by Halliburton, of the following conditions. The conditions set forth below are for the sole benefit of Halliburton and shall not give rise to or create any duty on the part of Halliburton or the Halliburton Board of Directors to waive or not waive any such condition.

(a) The IPO Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop order in effect with respect thereto.

(b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 4.1(d) shall have been taken and, where applicable, have become effective or been accepted.

(c) The KBR Common Stock to be issued in the IPO shall have been accepted for listing on the NYSE, subject to official notice of issuance.

(d) KBR shall have entered into the Underwriting Agreement and all conditions to the obligations of KBR and the Underwriters shall have been satisfied or waived.

(e) Halliburton shall be satisfied, in its sole discretion, that (i) following the IPO, Halliburton and other members of the Halliburton Group will collectively own KBR Common Stock representing control of KBR within the meaning of Section 368(c) of the Code and (ii) to Halliburton’s actual knowledge (with no duty to investigate), all other conditions to permit any future Distribution to qualify as a tax-free distribution to Halliburton, KBR and Halliburton’s stockholders shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(f) Any material Governmental Approvals necessary to consummate the IPO shall have been obtained and be in full force and effect.

(g) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by a Prior Transfer Agreement, this Agreement or any Ancillary Agreement shall be in effect.

(h) The Separation shall have become effective.

(i) Such other actions as the parties hereto may, based upon the advice of underwriters, accountants or counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

(j) This Agreement and all Ancillary Agreements shall have been executed and shall not have been terminated.

(k) A pricing committee for the IPO designated by the Board of Directors of KBR shall have determined that the terms of the IPO are acceptable to KBR.

(l) Halliburton shall have determined that the terms of the IPO are acceptable to Halliburton.

ARTICLE V

CORPORATE GOVERNANCE AND OTHER MATTERS

5.1 Charter and Bylaws. As of the IPO Closing Date, the KBR Charter and Amended and Restated Bylaws of KBR shall be in the forms of Schedule 5.1(a) and Schedule 5.1(b), respectively, with such changes therein as may be agreed to in writing by Halliburton.

5.2 KBR Board Representation.

(a) Beginning on the IPO Closing Date, and for so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding KBR Voting Stock, Halliburton shall have the right to designate for nomination by the KBR Board (or any nominating committee thereof) for election to the KBR Board (each person so designated, a “Halliburton Designee”) a majority of the members of the KBR Board, including the Chairman of the Board. For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing less than a majority but at least 15% of the total voting power of all of the outstanding shares of KBR Voting Stock, Halliburton shall have the right to designate for nomination by the KBR Board (or any nominating committee thereof) for election to the KBR Board a proportionate number of Halliburton Designees to the KBR Board, as calculated in accordance with Section 5.2(d). Notwithstanding anything to the contrary set forth herein, (i) KBR’s obligations with respect to the election or appointment of Halliburton Designees shall be limited to the obligations set forth under this Section 5.2 and (ii) shall be further limited by KBR’s compliance with Law and any applicable Commission or stock exchange director independence requirements.

(b) For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, KBR shall use reasonable best efforts to avail itself of the “Controlled Companies” exemption set forth in Rule 303A of the NYSE Listed Company Manual, and any exemption to any analogous Commission rule or requirement, to exempt KBR from compliance with corporate governance requirements relating to director independence. For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, commencing with the annual meeting of stockholders of KBR to be held in 2007 and prior to each annual meeting of stockholders of KBR thereafter, Halliburton shall be entitled to present to the KBR Board or any nominating committee thereof for nomination thereby such number of Halliburton Designees for election to the KBR Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Halliburton having the appropriate number of Halliburton Designees on the KBR Board as determined pursuant to this Section 5.2.

(c) KBR shall at all such times exercise all authority under applicable Law and use reasonable best efforts to cause all such Halliburton Designees to be nominated for election as KBR Board members by the KBR Board (or any nominating committee thereof). KBR shall cause each Halliburton Designee for election to the KBR Board to be included in the slate of nominees recommended by the KBR Board to holders of KBR Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use reasonable best efforts to cause the election of each such Halliburton Designee, including soliciting proxies in favor of the election of such persons. In the event that any Halliburton Designee elected to the KBR Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the KBR Board with a substitute Halliburton Designee. In the event that as a result of any increase in the size of the KBR Board, Halliburton is entitled to have one or more additional Halliburton Designees elected to the KBR Board pursuant to this Section 5.2, the KBR Board shall appoint the appropriate number of such additional Halliburton Designees.

(d) If at any time the Halliburton Group beneficially owns shares of KBR Common Stock representing less than a majority but at least 15% of the total voting power of all of the outstanding shares of KBR Voting Stock, the number of persons Halliburton shall be entitled to designate for nomination by the KBR Board (or any nominating committee thereof) for election to the KBR Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (i) the percentage of the total voting power of all of the outstanding shares of KBR Voting Stock beneficially owned by the Halliburton Group and (ii) the number of directors then on the KBR Board (assuming no vacancies exist). Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in Halliburton being entitled to elect a majority of the members of the KBR Board, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if the Halliburton Group, at any time, acquires additional shares of KBR Common Stock so that the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, then the number of persons Halliburton shall be entitled to designate for nomination by the KBR Board (or any nominating committee thereof) for election to the KBR Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 5.2(d). If the number of Halliburton Designees serving on the KBR Board exceeds the number determined pursuant to the foregoing sentences of this Section 5.2(d) (such difference being herein called the “Excess Director Number”), then Halliburton in its sole discretion shall instruct such Halliburton Designees (the number of which designees shall be equal to the Excess Director Number) to promptly resign from the KBR Board, and, to the extent such persons do not so resign, Halliburton shall assist KBR in increasing the size of the KBR Board, so that after giving effect to such increase, the number of Halliburton Designees on the KBR Board is in accordance with the provisions of this Section 5.2(d).

(e) The parties hereto agree that the KBR Board shall consist of seven directors as of the IPO Closing Date, including at least four Halliburton Designees consisting of Messrs. Albert O. Cornelison, Jr., C. Christopher Gaut, Andrew R. Lane and Mark A. McCollum, and including Mr. William Utt, the KBR President and CEO.

(f) For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, the parties agree that the Halliburton Board of Directors will review and approve all KBR Group projects with an estimated value in excess of $250 million.

5.3 Committees.

(a) Effective as of the IPO Closing Date and for so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, any committee of the Board of Directors of KBR (other than the Audit Committee and a special committee of independent directors of KBR to be formed pursuant to Section 5.3(c) hereof) shall, unless Halliburton consents otherwise, be composed of directors at least a majority of which are Halliburton Designees. Effective as of the IPO Closing Date and for so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing less than a majority but at least 15% of the total voting power of all of the outstanding shares of KBR Voting Stock, each committee of the KBR Board of Directors (other than the Audit Committee and the special committee of independent directors of KBR to be formed pursuant Section 5.3(c) hereof) shall, unless Halliburton consents otherwise, include at least one Halliburton Designee to the extent permitted by Law or applicable Commission or stock exchange requirement.

(b) The parties agree that the KBR Board shall form and maintain an executive committee, which committee shall exercise the authority of the KBR Board of Directors when the KBR Board of Directors is not in session in reviewing and approving the analysis, preparation and submission of significant project bids, managing the review, negotiation and implementation of significant project contracts, and reviewing the business and affairs of the KBR Group to ensure that Halliburton’s business practices and standards with respect to internal controls and the Halliburton Code of Business Conduct are consistently implemented and maintained by the KBR Group. For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all outstanding shares of KBR Voting Stock, the executive committee shall consist solely of Halliburton Designees. If at any time the Halliburton Group beneficially owns shares of KBR Common Stock representing less than a majority but at least 15% of the total voting power of all of the outstanding shares of KBR Voting Stock, then Halliburton shall be entitled to designate for appointment by the Board to the executive committee at least one Halliburton Designee.

(c) The parties agree that the KBR Board shall form a special committee of independent directors of KBR which shall exercise the authority of the KBR Board of Directors with respect to FCPA Subject Matters and the rights and obligations of KBR under Section 3.4 hereof. The members of such special committee shall satisfy in all material respects the independence standards of Rule 303A of the NYSE Listed Company Manual, as if those standards applied.

5.4 Subscription Right.

(a) KBR hereby grants to Halliburton, on the terms and conditions set forth herein, a continuing right (the “Subscription Right”) to purchase from KBR, at the times set forth herein:

(i) with respect to the issuance of a class or series of shares of KBR Voting Stock, the number of such shares as is necessary to allow Halliburton to maintain its Voting Percentage (or, in the case of a class or series not outstanding prior to such issuance, 80% of the total number of shares of such class or series being issued); and

(ii) with respect to the issuance of a class or series of shares of KBR Non-Voting Stock, the number of such shares as is necessary to allow Halliburton to maintain its Ownership Percentage with respect to such class or series of shares (or, in the case of a class or series not outstanding prior to such issuance, 80% of the total number of shares of such class or series being issued).

The Subscription Right shall be assignable, in whole or in part and from time to time, by Halliburton to any member of the Halliburton Group or to a Halliburton Transferee pursuant to Section 5.8. The exercise price for each share purchased pursuant to an exercise of the Subscription Right shall be: (i) in the event of the issuance by KBR of shares in exchange for cash consideration, the per share price paid to KBR in the related Issuance Event (defined below); and (ii) in the event of the issuance by KBR of shares for consideration other than cash, the per share Market Price of such shares at the Issuance Event Date (defined below).

(b) The provisions of Section 5.4(a) hereof notwithstanding, and subject to Section 5.6 hereof, the Subscription Right granted pursuant to Section 5.4(a) shall not apply and shall not be exercisable in connection with the issuance by KBR of any shares of KBR Common Stock pursuant to any stock option or other executive, director or employee benefit, compensation or incentive plan maintained by KBR, to the extent such issuance: (i) would not result in Halliburton and other members of the Halliburton Group losing collective control of KBR within the meaning of Section 368(c) of the Code, (ii) would not cause Halliburton to fail to satisfy the stock ownership requirements of Section 1504(a)(2) of the Code with respect to the stock of KBR or (iii) would not cause a change of control under the provisions of Section 355(e) of the Code. The Subscription Right granted pursuant to Section 5.4(a) shall terminate if at any time the Voting Percentage, or the Ownership Percentage with respect to any class or series of KBR Non-Voting Stock, is less than 80%.

(c) At least 20 Business Days prior to the issuance of any shares of KBR Stock (other than pursuant to any stock option or other executive or employee benefit or compensation plan maintained by KBR in the circumstances described in Section 5.4(b) above and other than issuances of shares to any member of the Halliburton Group) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Subscription Right, would result in a reduction in the Voting Percentage, a reduction in any Ownership Percentage or the issuance of any shares of a class or series of KBR Non-Voting Stock not outstanding prior to such issuance, KBR will notify Halliburton in writing (a “Subscription Right Notice”) of any plans it has to issue such shares and the date on which such issuance could first occur (such issuance being referred to herein as an “Issuance Event” and the closing date of such issuance an “Issuance Event Date”). The Subscription Right Notice shall also specify the number of shares KBR intends to issue or may issue (or, if an exact number is not known, a good faith estimate of the range of shares KBR may issue) and the other terms and conditions of such Issuance Event.

(d) The Subscription Right may be exercised by Halliburton (or any member of the Halliburton Group to which all or any part of the Subscription Right has been assigned) for a number of shares equal to or less than the number of shares the Halliburton Group is entitled to purchase pursuant to Section 5.4(a). The Subscription Right may be exercised at any time after receipt of an applicable Subscription Right Notice and prior to the applicable Issuance Event Date by the delivery to KBR of a written notice to such effect specifying (i) the number of shares to be purchased by Halliburton or any member of the Halliburton Group, and (ii) a determination of the exercise price for such shares. Upon any such exercise of the Subscription Right, KBR will, on or prior to the applicable Issuance Event Date, deliver to Halliburton (or any member of the Halliburton Group designated by Halliburton), against payment therefor, certificates (issued in the name of Halliburton or its permitted assignee hereunder or as directed by Halliburton) representing the shares being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by KBR, for the full purchase price of such shares.

(e) Except as provided in Section 5.4(f), any failure by Halliburton to exercise the Subscription Right, or any exercise for less than all shares purchasable under the Subscription Right, in connection with any particular Issuance Event shall not affect Halliburton’s right to exercise the Subscription Right in connection with any subsequent Issuance Event; provided, however, that the Voting Percentage and any Ownership Percentage following such Issuance Event in connection with which Halliburton so failed to exercise such Subscription Right in full or in part shall be recalculated to account for the dilution of Halliburton’s interest.

(f) The Subscription Right, or any part thereof, assigned to any member of the Halliburton Group other than Halliburton, shall terminate in the event that such member ceases to be a Majority Owned Subsidiary of Halliburton for any reason whatsoever.

5.5 Issuance of Stock. Notwithstanding anything to the contrary in this Article V, following the IPO Closing Date and until the earliest to occur of (i) the date of any Distribution or (ii) the date that Halliburton ceases to control KBR within the meaning of Section 368(c) of the Code, without the prior written consent of Halliburton, KBR shall not issue any stock of KBR or any securities, securities-based awards, options, warrants or rights convertible into or exercisable or exchangeable for stock of KBR if such issuance would cause Halliburton to fail to control KBR within the meaning of Section 368(c) of the Code, would cause Halliburton to fail to satisfy the stock ownership requirements of Section 1504(a)(2) of the Code with respect to the stock of KBR or would cause a change of control under the provisions of Section 355(e) of the Code.

5.6 Settlement of KBR Benefit Plan Awards. Following the IPO Closing Date and until the earliest to occur of (i) the date of any Distribution or (ii) the date that Halliburton ceases to control KBR within the meaning of Section 368(c) of the Code, without the prior written consent of Halliburton, KBR shall not issue any stock of KBR (or any securities, security-based awards, options, warrants or rights convertible into or exercisable or exchangeable for stock of KBR) in settlement of any award, including without limitation any KBR restricted stock unit, phantom stock, option, stock appreciation right or other securities-based award, granted pursuant to any stock option or other executive, director or employee benefit, compensation or incentive plan maintained by KBR. The parties hereby acknowledge and agree that it is their mutual intent that settlement of any such KBR award shall be made in cash, in treasury shares or via purchase by KBR of KBR Common Stock in the open marketplace.

5.7 Applicability of Rights to Parent in the Event of an Acquisition. In the event KBR merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Halliburton), pursuant to a transaction or series of related transactions in which Halliburton or any member of the Halliburton Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for KBR Common Stock held by Halliburton or any member of the Halliburton Group, all of the rights of Halliburton set forth in this Article V and in Section 8.5 shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Halliburton pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to KBR notwithstanding this Section 5.7). KBR agrees that, without the consent of Halliburton, it will not enter into any agreement which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

5.8 Transfer of Halliburton’s Rights Under Article V. Halliburton may transfer all or any portion of its rights under this Article V to a transferee of any KBR Common Stock from any member of the Halliburton Group (a “Halliburton Transferee”) holding at least 15% of the voting power of all of the outstanding shares of KBR Common Stock. Halliburton shall give written notice to KBR of its transfer of rights under this Article V no later than 30 days after Halliburton enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Halliburton Transferee and identify the amount of KBR Common Stock transferred and the scope of rights being transferred under this Article V. In connection with any such transfer, the term “Halliburton” as used in this Article V shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Halliburton Transferee, be deemed to refer to such Halliburton Transferee. Halliburton and any Halliburton Transferee may exercise the rights under this Article V in such priority, as among themselves, as they shall agree upon among themselves, and KBR shall observe any such agreement of which it shall have notice as provided above.

5.9 Restricted Opportunities Under KBR Charter. For so long as Article Eighth of the KBR Charter remains in effect in accordance with its current terms, Halliburton, on behalf of itself and each member of the Halliburton Group, hereby agrees to renounce, to the fullest extent permitted by applicable Law, any and all rights, interest or expectancy with respect to each investment, commercial activity or other opportunity that, in each case, is a “Restricted Opportunity” (as such term is defined in the KBR Charter as in effect on the date hereof).

ARTICLE VI

SUBSEQUENT TRANSACTION

6.1 Sole Discretion of Halliburton.

(a) Halliburton shall, in its sole and absolute discretion, determine whether one or more transfers of its KBR Common Stock or a Distribution shall occur, the date of the consummation of such transfer(s) or Distribution and all terms of such transfer(s) or Distribution, including, without limitation, the form, structure and terms of any transaction(s), exchange(s) and/or offering(s) to effect such transfer(s) or Distribution and the timing of and conditions to the consummation of such transfer(s) or Distribution. In addition, Halliburton may at any time decide to abandon such transfer(s) or Distribution or to modify or change the terms of such transfer(s) or Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of such transfer(s) or Distribution. In the case of a Distribution, this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code.

(b) Halliburton shall select any investment banker(s) and manager(s) in connection with the transfer(s) or Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel; provided, however, that nothing herein shall prohibit KBR from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with such transfer or Distribution.

6.2 Cooperation for Halliburton Transfers. KBR agrees, at KBR’s sole expense, that it, and the members of the KBR Group, will use reasonable best efforts to assist Halliburton in any transfer of all or any portion of its KBR Common Stock, whether in a public or private sale, exchange or other transaction to a Halliburton Transferee, including the execution and delivery of instruments of conveyance, assignment, assumption and delivery of stock certificates, stock powers and other agreements or documents, in form and substance reasonably satisfactory to Halliburton, as shall be necessary to transfer such KBR Common Stock to the Halliburton Transferee and to vest in such Halliburton Transferee all related rights and obligations as shall be assigned to it by Halliburton hereunder and under any Ancillary Agreement. The rights and obligations of the parties in this Section 6.2 are in addition to any rights and obligations set forth in any Ancillary Agreement.

6.3 Cooperation for Halliburton Distribution. KBR agrees, at KBR’s sole expense, to take all actions requested by Halliburton to facilitate a Distribution, including, without limitation, internal restructurings and continuation of businesses necessary to achieve such tax-free Distribution. KBR shall cooperate with Halliburton in all respects to accomplish any Distribution and shall, at Halliburton’s direction, promptly take any and all actions necessary or desirable to effect such Distribution, including, without limitation, the following actions:

(a) Halliburton and KBR shall prepare, file with the Commission and mail, prior to the date of the Distribution to the holders of common stock of Halliburton such information statement, registration statement or other information concerning KBR and the Distribution (and such other matters as Halliburton shall reasonably determine) as is necessary and as may be required by Law and applicable stock exchange requirement. Halliburton and KBR will prepare, and KBR will, to the extent required under applicable Law, file with the Commission any such registration statement or other documentation which Halliburton and KBR determine is necessary or desirable to effectuate the Distribution, and Halliburton and KBR shall each use reasonable best efforts to respond promptly to any comments of the Commission thereto and to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Halliburton and KBR shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

(c) KBR shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the KBR Common Stock to be distributed in the Distribution on the NYSE or such other exchange on which KBR Common Stock shall then be listed, subject to official notice of distribution.

(d) Halliburton and KBR shall enter into a Distribution Agreement in form and substance acceptable to Halliburton, a form of which is attached hereto as Schedule 6.3.

6.4 Registration Rights Agreement. The Registration Rights Agreement sets forth the rights and obligations of the parties with respect to the registration and subsequent offering of shares of KBR Common Stock held by the Halliburton Group.

ARTICLE VII

ARBITRATION; DISPUTE RESOLUTION

7.1 Agreement to Arbitrate. The procedures for discussion, negotiation and arbitration set forth in this Article VII shall be the final, binding and exclusive means to resolve, and shall apply to all disputes, controversies or claims (whether in contract, tort or otherwise) that may rise out of or relate to, or arise under or in connection with: (a) this Agreement , any Prior Transfer Agreement and/or any Ancillary Agreement, (b) the transactions contemplated hereby or thereby, including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof, or (c) for a period of ten years after the IPO Closing Date, the commercial or economic relationship of the parties, in each case between or among any member of the Halliburton Group and the KBR Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the final, binding and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 7.7(b) and except to the extent provided under the Federal Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy or claim covered by this Section 7.1.

7.2 Escalation. (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Article VII pursuant to Section 7.1 that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or if the parties agree, of the appropriate business function or division within such entity) who have not previously been directly engaged in asserting or responding to the dispute. A copy of any such Escalation Notice shall be delivered addressed to the General Counsel, or like chief legal officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by agreement of the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 20 days of the Escalation Notice.

(b) Following delivery of an Escalation Notice, the parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy or claim. The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to an Arbitration Demand Notice under Section 7.3.

7.3 Demand for Arbitration. (a) At any time following 60 days after the date of an Escalation Notice (the “Arbitration Demand Date”), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (an “Arbitration Demand Notice”). Delivery of an Escalation Notice by a party shall be a prerequisite to delivery of an Arbitration Demand Notice by either party, provided, however, that in the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location or procedures for a meeting is a prerequisite to an Arbitration Demand Notice under Section 7.3. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

(b) Except as may be expressly provided in any Ancillary Agreement or Prior Transfer Agreement, any Arbitration Demand Notice may be given until the date that is two years after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Section 7.7(b) and Section 7.9, upon delivery of an Arbitration Demand Notice pursuant to Section 7.3(a) prior to the Applicable Deadline, the dispute, controversy or claim, and all substantive and procedural issues related thereto, shall be decided by a three member panel of arbitrators in accordance with this Article VII.

7.4 Arbitrators. (a) The party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other parties in writing describing in reasonable detail the nature of the dispute. Within 20 days of the date of the Arbitration Demand Notice, each party to the dispute shall select one arbitrator from the members of a panel of arbitrators of the AAA. The selected arbitrators shall then jointly select a third arbitrator from the members of a panel of arbitrators of the AAA, and such third arbitrator shall be disinterested with respect to each of the parties and shall be experienced in complex commercial arbitration. In the event that the parties’ selected arbitrators are unable to agree on the selection of the third arbitrator, the AAA shall select the third arbitrator, within 45 days of the date of the Arbitration Demand Notice. In the event that any arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Article VII.

(b) The arbitrators will set a time for the hearing of the matter which will commence no later than 180 days after the date of appointment of the third arbitrator and which hearing will be no longer than 30 days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrators will be rendered in writing to the parties not later than 60 days after the last day of the hearing, unless otherwise agreed by the parties in writing.

(c) The place of any arbitration hereunder will be Houston, Texas and the language of any arbitration hereunder will be English, unless otherwise agreed by the parties. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive days.

7.5 Hearings. Within the time period specified in Section 7.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both of the parties. If the arbitrators deem it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA in effect on the date the notice of Arbitration Demand Notice is served. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the then-prevailing prime rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement shall govern.

7.6 Discovery and Certain Other Matters. (a) Any party involved in a dispute, controversy or claim subject to this Article VII may request document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery shall be conducted in accordance with the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration, subject to the discretion of the arbitrators. Any such discovery shall be conducted expeditiously and shall not cause the hearing to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrators for resolution. All discovery requests will be subject to the parties’ rights to claim any applicable privilege. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

(b) The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement, any Ancillary Agreement or any Prior Transfer Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement, any Ancillary Agreement or any Prior Transfer Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement, any Ancillary Agreement or any Prior Transfer Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages. It is the intention of the parties that in rendering a decision the arbitrators give effect to the applicable provisions of this Agreement, the Ancillary Agreements and the Prior Transfer Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party.

(d) Arbitration costs will be borne equally by each party involved in the matter, and each party will be responsible for its own attorneys’ fees and other costs and expenses, including the costs of witnesses selected by such party.

7.7 Certain Additional Matters. (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(b) Prior to the time at which all of the arbitrators have been appointed pursuant to Section 7.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrators may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.

(c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Section 8.11 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

7.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement, each Ancillary Agreement, each Prior Transfer Agreement and any other agreement between or among any members of the Halliburton Group and the KBR Group during the course of the dispute resolution procedures pursuant to this Article VII with respect to all matters not subject to such dispute, controversy or claim.

7.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Federal Arbitration Act, as amended, and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 9.3.

ARTICLE VIII

COVENANTS AND OTHER MATTERS

8.1 Other Agreements. In addition to the specific agreements, documents and instruments contemplated by this Agreement, Halliburton and KBR agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

8.2 Further Instruments. The parties intend to separate the KBR Business from the Halliburton Business hereby, and to convey, assign or otherwise transfer to the KBR Group the assets, rights and other items relating to the KBR Business, and to convey, assign or otherwise transfer to the Halliburton Group the assets, rights and other items relating to the Halliburton Business. At the request of either Halliburton or KBR following the Separation Date, and without further consideration, the other party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting party and the applicable members of its Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting party and the members of its Group and confirm the requesting party’s and the members of its Group’s title to all of the assets, rights and other items contemplated to be transferred to the requesting party and the members of its Group pursuant to a Prior Transfer Agreement, this Agreement, the Ancillary Agreements, and any documents referred to therein, to put the requesting party and the members of its Group in actual possession and operating control thereof and to permit the requesting party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either Halliburton or KBR following the Separation Date, and without further consideration, the other party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by the other party under a Prior Transfer Agreement, this Agreement, any Ancillary Agreement or any document in connection herewith and to relieve the Halliburton Group or the KBR Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither the requesting party nor the other party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

8.3 Provision of Corporate Records. Except as contemplated by Sections 3.4 and 3.5, as soon as practicable after the Separation Date, subject to the provisions of this Section 8.3 and the provisions of Section 6.2 of the Transition Services Agreements, Halliburton shall use reasonable best efforts to deliver or cause to be delivered to KBR all KBR Books and Records in the possession of Halliburton or any member of the Halliburton Group, and KBR shall use reasonable best efforts to deliver or cause to be delivered to Halliburton all Halliburton Books and Records in the possession of KBR or any member of the KBR Group. The foregoing shall be limited by the following:

(a) To the extent any document (including computer files, as applicable) can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a KBR Book and Record and the other of which constitutes a Halliburton Book and Record, such document (including computer files, as applicable) shall be so subdivided and the appropriate portions shall be delivered to the parties.

(b) In the case of this Section 8.3, “reasonable best efforts” shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other’s business.

(c) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 8.11 information contained in such books and records.

(d) Each party may in good faith refuse to furnish any books and records under this Section 8.3 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege.

(e) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction.

(f) Nothing in this Section 8.3 shall affect the rights and obligations of any party to the Tax Sharing Agreement with respect to the sharing of information related to Taxes.

8.4 Agreement For Exchange of Information.

(a) Each of Halliburton and KBR agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any Regulatory Proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with its ongoing businesses as it relates to the conduct of such business, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the Separation Date, notwithstanding the parties’ rights and obligations in Section 8.5 hereof, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations in compliance with all applicable Law and stock exchange requirements, and (ii) each party shall provide, or cause to be provided, to the other party and the applicable members of its Group in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c) Any Information owned by a party that is provided to a requesting party pursuant to this Section 8.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) To facilitate the possible exchange of Information pursuant to this Section 8.4 and other provisions of this Agreement, each party agrees to use reasonable best efforts to retain all Information in its respective possession or control substantially in accordance with its record retention policies as in effect on the Separation Date. For so long as the Halliburton Group collectively beneficially owns shares of KBR Common Stock representing at least 15% or more of the total voting power of all of the outstanding shares of KBR Voting Stock, KBR shall not amend its or any member of its Group’s record retention policies without the consent of Halliburton. However, except as set forth in the Tax Sharing Agreement, at any time after the date that the Halliburton Group collectively beneficially owns shares of KBR Common Stock representing less than 15% of the total voting power of all of the outstanding shares of KBR Voting Stock, KBR may amend its record retention policies at KBR’s discretion; provided, however, that KBR must give Halliburton thirty (30) days prior written notice of such change in the policy. No party will destroy, or permit any member of its Group to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the Halliburton record retention policy in effect as of the date hereof) without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

(e) No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 8.4 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any duty to update any Information exchanged or provided pursuant to this Section 8.4. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable best efforts by such party to comply with the provisions of Section 8.4(d).

(f) The rights and obligations granted under this Section 8.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in Sections 3.4 and 3.5 of this Agreement and any Ancillary Agreement.

(g) Each party hereto shall, except in the case of a dispute subject to Article VII brought by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VII or otherwise), use reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required by the other party in connection with any Regulatory Proceeding, judicial proceeding or other proceeding in which the requesting party may from time to time be involved, regardless of whether such Regulatory Proceeding, judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith; provided that witnesses shall be made available under this Section 8.4(g) without cost other than reimbursement of actual out-of-pocket expenses and reasonable attorneys’ fees and expenses incurred.

8.5 Auditors and Audits; Annual and Quarterly Statements and Accounting. (a) Each party agrees that, for so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing 15% or more of the total voting power of all of the outstanding shares of KBR Voting Stock, and with respect to any financial reporting period during which the Halliburton Group collectively beneficially owns shares of KBR Common Stock representing 15% or more of the total voting power of all of the outstanding shares of KBR Voting Stock:

(i) Selection of Auditor. KBR shall not select a different accounting firm than the firm selected by Halliburton to audit its financial statements to serve as its independent certified public accountants for purposes of providing an opinion on its consolidated financial statements without Halliburton’s prior written consent (which shall not be unreasonably withheld). At all times, KBR shall retain a nationally recognized accounting firm to serve as its independent certified public accountants for purposes of providing an opinion on KBR’s consolidated financial statements (the “KBR Auditors”).

(ii) Annual and Quarterly Reviews. KBR shall use reasonable best efforts to enable the KBR Auditors to complete their audit such that they will date their opinion on KBR’s audited annual financial statements on the same date that Halliburton’s Auditors date their opinion on Halliburton’s audited annual financial statements, and to enable Halliburton to meet its timetable for the printing, filing and public dissemination of Halliburton’s annual financial statements, including press releases relating to earnings information. KBR shall use reasonable best efforts to enable the KBR Auditors to complete their quarterly review procedures such that they will provide clearance on KBR’s quarterly financial statements on the same date that Halliburton’s Auditors provide clearance on Halliburton’s quarterly financial statements, and to enable Halliburton to meet its timetable for the printing, filing and public dissemination of Halliburton’s quarterly financial statements, including press releases relating to earnings information.

(iii) Information for Preparation of Financial Statements. KBR shall provide to Halliburton on a timely basis all Information that Halliburton reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Halliburton’s annual, quarterly and periodic financial statements, including press releases relating to earnings information. Without limiting the generality of the foregoing, KBR will provide all required financial information with respect to the KBR Group to the KBR Auditors in a sufficient and reasonable time and in sufficient detail to permit the KBR Auditors to take all steps and perform all reviews necessary to provide sufficient assurance to Halliburton’s Auditors with respect to Information to be included or contained in Halliburton’s annual, quarterly and periodic financial statements, including press releases relating to earnings information. Similarly, Halliburton shall provide to KBR on a timely basis all Information that KBR reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of KBR’s annual, quarterly and periodic financial statements, including press releases relating to earnings information. Without limiting the generality of the foregoing, Halliburton will provide all required financial Information with respect to the Halliburton Group to Halliburton’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Halliburton’s Auditors to take all steps and perform all reviews necessary to provide sufficient assurance to the KBR Auditors with respect to Information to be included or contained in KBR’s annual, quarterly and periodic financial statements, including press releases relating to earnings information.

(iv) Access to Auditors and Work Papers. KBR shall authorize the KBR Auditors to make available to Halliburton’s Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of KBR and work papers related to such reviews of KBR, in all cases within a reasonable time prior to the KBR Auditors’ opinion date, so that Halliburton’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the KBR Auditors as it relates to Halliburton’s Auditors’ report on Halliburton’s financial statements, all within sufficient time to enable Halliburton to meet its timetable for the printing, filing and public dissemination of Halliburton’s annual and quarterly financial statements, including press releases relating to earnings information. Similarly, Halliburton shall authorize Halliburton’s Auditors to make available to the KBR Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Halliburton and work papers related to such reviews of Halliburton, in all cases within a reasonable time prior to Halliburton’s Auditors’ opinion date, so that the KBR Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Halliburton’s Auditors as it relates to the KBR Auditors’ report on KBR’s financial statements, all within sufficient time to enable KBR to meet its timetable for the printing, filing and public dissemination of KBR’s annual and quarterly financial statements, including press releases relating to earnings information.

(v) Accounting Principles and Practices. Without the prior written consent of Halliburton, KBR may not change its accounting principles or practices if a change in such accounting principle or practice would be required to be disclosed in KBR’s financial statements as filed with the SEC or otherwise publicly disclosed, except for such changes which are required by GAAP and as to which there is no discretion on the part of KBR, as concurred in by the KBR Auditors prior to its implementation. KBR shall give Halliburton as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or, subject as aforesaid, accounting principles from those in effect on the Separation Date. KBR will consult with Halliburton and, if requested by Halliburton, KBR will consult with Halliburton’s Auditors with respect thereto. Halliburton shall give KBR as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles pertaining to KBR from those in effect on the Separation Date.

(vi) Comfort Letters. Upon Halliburton’s request, KBR shall use reasonable best efforts to cause to be delivered “comfort letters” of the KBR Auditors with regard to KBR’s financial statements, dated as of the pricing dates and the closing dates and addressed to the underwriters, in any offering of securities by Halliburton or any member of the Halliburton Group for which such comfort letters are required by underwriters. Such “comfort letters” shall be in form reasonably satisfactory to Halliburton and customary in scope and substance for “comfort letters” delivered by independent public accountants in connection with public securities offerings.

(vii) Auditor Consents. KBR shall use reasonable best efforts to cause the KBR Auditors to consent to inclusion of the information described in this Section 8.5 and to be named in Halliburton’s filings with the Commission with respect to any such information as is customary for such consents.

(b) Provision of Financial Information. For so long as the Halliburton Group collectively beneficially owns 15% or more of the total voting power of all of the outstanding shares of KBR Voting Stock: (i) KBR will furnish Halliburton within ten (10) Business Days after the end of each quarter and ten (10) Business Days after the end of each fiscal year, the unaudited balance sheet, income statement and statement of cash flows of the KBR Group as at the end of such period, (ii) KBR shall furnish to Halliburton such financial information or documents in the possession of KBR and any member of its Group as Halliburton may reasonably request, and (iii) KBR shall furnish to Halliburton on a monthly basis such management and other periodic reports related to financial information in the form and substance consistent with the practice of KBR as of the date of this Agreement.

(c) Assignment to Halliburton Transferee. Halliburton may transfer all or any portion of its rights under this Section 8.5 to a Halliburton Transferee holding at least 15% of the voting power of all of the outstanding KBR Common Stock. Halliburton shall give written notice to KBR of its transfer of rights under this Section 8.5 no later than 30 days after Halliburton enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Halliburton Transferee and identify the amount of KBR Common Stock transferred and the scope of rights being transferred under this Section 8.5. In connection with any such transfer, the term “Halliburton” as used in this Section 8.5 shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Halliburton Transferee, be deemed to refer to such Halliburton Transferee. Halliburton and any Halliburton Transferee may exercise the rights under this Section 8.5 in such priority, as among themselves, as they shall agree upon among themselves, and KBR shall observe any such agreement of which it shall have notice as provided above.

8.6 Audit Rights. To the extent any member of the Halliburton Group provides goods or services to any member of the KBR Group, or any member of the KBR Group provides goods or services to a member of the Halliburton Group, under this Agreement or under any Ancillary Agreement (other than pursuant to the Transition Services Agreements), the company providing such goods or services (the “Providing Company”) shall maintain complete and accurate books and records relating to costs and charges made to the company receiving such goods and services (the “Receiving Company”). Books and accounts shall be maintained in accordance with generally accepted accounting principles, consistently applied. Annually, the Receiving Company, at its expense, shall be entitled to audit the Providing Company’s books and records related to the goods and services provided during the preceding year, using its own personnel or personnel from its independent auditing firm. Discrepancies identified as a result of any audit shall be promptly reconciled and agreed between the parties or, if no such reconciliation is agreed by the parties, shall be resolved in accordance with the dispute resolution provisions of Article VII of this Agreement. Any charge which is not questioned by the Receiving Company within the calendar year after the calendar year in which the charge was rendered shall be deemed incontestable.

8.7 Preservation of Legal Privileges. (a) Halliburton and KBR recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party. In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b) The rights and obligations created by this Section 8.7 shall apply to all information relating to the KBR Business as to which, but for the Separation, either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all information generated prior to the Separation Date but which, after the Separation, is in the possession of either party and (ii) all information generated, received or arising after the Separation Date that refers to or relates to information described in the preceding clause (i).

(c) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.7 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(d) Nothing in this Section 8.7 shall limit or qualify the rights and obligations of the parties in Section 3.4(d), Section 3.5(d) and Section 8.15.

8.8 Payment of Expenses. KBR shall pay all underwriting fees, discounts and commissions and other direct costs incurred in connection with the IPO. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, the IPO or the Distribution, all other out-of-pocket costs and expenses of the parties hereto in connection with the preparation of this Agreement and the Ancillary Agreements, the Separation, the IPO and the Distribution shall be paid by Halliburton. Notwithstanding the foregoing, KBR shall pay any internal fees, costs and expenses incurred by KBR in connection with the Separation, the IPO and the Distribution.

8.9 Governmental Approvals. The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements may be subject to certain conditions established by applicable government regulations, orders, and approvals (“Existing Authority”). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby consistent with and to the extent permitted by Existing Authority and to cooperate toward obtaining and maintaining in effect such Governmental Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable best efforts to obtain any such Governmental Approvals.

8.10 Continuance of Halliburton Credit Support. (a) Duration of Existing Credit Support Agreements. Notwithstanding any other provision of this Agreement or any Ancillary Agreement to the contrary, and except as set forth in Section 8.10(b) below, the parties hereby agree that Halliburton and each applicable member of the Halliburton Group shall maintain in full force and effect each Credit Support Agreement which is issued and outstanding as of the Separation Date until the earlier of: (i) such time as the project contract, or all obligations of any member of the KBR Group thereunder, to which such Credit Support Agreement relates terminates or (ii) such time as such Credit Support Agreement or the underlying instrument to which it relates expires in accordance with its terms or is otherwise released; provided, that KBR shall use reasonable best efforts to attempt to release or replace the liability of Halliburton and the members of its Group under any Credit Support Agreement for which such replacement or release is reasonably available.

(b) Additional Credit Support Agreements Post Separation Date.

(i) Until December 31, 2009, KBR may from time to time request, and Halliburton agrees to provide or cause to be provided such additional guarantees, indemnification or reimbursement obligations or extensions of existing guarantees, indemnification or reimbursement obligations as are required with respect to: (i) the issuance of additional letters of credit necessary to comply with KBR’s obligations under the Egypt Basic Industries Corporation ammonia plant project contract, the U.K. Ministry of Defense Allenby & Connaught project contract and all other KBR project contracts existing as of December 15, 2005; (ii) the issuance of additional surety bonds necessary to support new task orders pursuant to the Little Rock Job Order Contract, the U.K. Ministry of Defense Allenby & Connaught project contract, the State of Missouri Job Order Contract and all other KBR project contracts existing as of December 15, 2005; and (iii) the issuance of performance guarantees necessary to support the Egypt Basic Industries Corporation ammonia plant project contract, the U.K. Ministry of Defense Allenby & Connaught project contract, the Little Rock Job Order Contract, the State of Missouri Job Order Contract and all other KBR project contracts existing as of December 15, 2005. Halliburton and each applicable member of the Halliburton Group shall maintain in full force and effect each additional Credit Support Agreement which is obtained pursuant to this Section 8.10(b) until the earlier of: (i) such time as the project contract, or all obligations of any member of the KBR Group thereunder, to which such Credit Support Agreement relates terminates or (ii) such time as such Credit Support Agreement or the underlying instrument to which it relates expires in accordance with its terms or is otherwise released; provided, that KBR shall use reasonable best efforts to attempt to release or replace the liability of Halliburton and the members of its Group under any such Credit Support Agreement for which such replacement or release is reasonably available.

(ii) Except as expressly provided in this Section 8.10(b), the parties agree that after the Separation Date, KBR shall not: (i) request the issuance of any new letter of credit, surety bond or other instrument pursuant to the Credit Support Agreements, (ii) request the issuance by Halliburton of any additional guarantee, indemnification or reimbursement obligation for the benefit of any member of the KBR Group or any customer or lender thereof, or (iii) extend the term of, increase the obligations under, or otherwise materially amend or modify any Credit Support Agreement, in each case without the prior written consent of Halliburton (which consent may be withheld in Halliburton’s sole discretion).

(c) Carry Charge for Letters of Credit. For so long as any Credit Support Agreement that is a letter of credit remains outstanding prior to December 31, 2009, KBR shall pay to Halliburton a quarterly carry charge for continuance of such letters of credit pursuant to this Section 8.10 equal to the sum of: (i) 0.40% per annum of the then outstanding aggregate principal amount of all letters of credit for such quarter meeting the definition of “Performance Letters of Credit” or “Commercial Letters of Credit” (as such terms are defined by the KBR Credit Agreement as of the date hereof), and (ii) 0.80% per annum of the then outstanding aggregate principal amount of all letters of credit constituting financial letters of credit for such quarter, pro rated on a daily basis, payable on the last day of each calendar quarter by intercompany settlement or otherwise as the parties may from time to time agree. Following December 31, 2009, KBR shall pay to Halliburton a quarterly carry charge for continuance of any Credit Support Agreement that is a letter of credit pursuant to this Section 8.10 equal to the sum of: (i) 0.90% per annum of the then outstanding aggregate principal amount of all letters of credit for such quarter meeting the definition of “Performance Letters of Credit” or “Commercial Letters of Credit” (as such terms are defined by the KBR Credit Agreement as of the date hereof), and (ii) 1.65% per annum of the then outstanding aggregate principal amount of all letters of credit constituting financial letters of credit for such quarter, pro rated on a daily basis, payable on the last day of each calendar quarter by intercompany settlement or otherwise as the parties may from time to time agree.

(d) Carry Charge for Surety Bonds. For so long as any Credit Support Agreement that is a surety bond remains outstanding prior to December 31, 2009, KBR shall pay to Halliburton a quarterly carry charge for continuance of such surety bonds pursuant to this Section 8.10 equal to 0.25% per annum of the then outstanding aggregate principal amount of such surety bonds for such quarter, pro rated on a daily basis, payable on the last day of each calendar quarter by intercompany settlement or otherwise as the parties may from time to time agree. Following December 31, 2009, KBR shall pay to Halliburton a quarterly carry charge for continuance of such surety bonds pursuant to this Section 8.10 equal 0.50% per annum of the then outstanding aggregate principal amount of such surety bonds for such quarter, pro rated on a daily basis, payable on the last day of each calendar quarter by intercompany settlement or otherwise as the parties may from time to time agree.

(e) No Other Financing Obligations. Except as expressly set forth in this Section 8.10 or as contemplated by the agreements listed on Schedule 9.2 hereto, following the Separation Date, Halliburton shall have no obligation to provide or continue any credit support to, or advance any funds to or on behalf of, any member of the KBR Group.

(f) KBR Liabilities; Performance Covenants.

(i) All obligations under the Credit Support Agreements shall be deemed to be KBR Liabilities, as between the Halliburton Group and the KBR Group, for purposes of this Agreement.

(ii) For so long as Halliburton or any member of the Halliburton Group remains liable to any third party with respect to any Credit Support Agreement: (i) KBR shall pay or perform, or cause the Person in the KBR Group for whose benefit the Credit Support Agreement is provided to pay or perform, the underlying obligation as and when the same shall become due and/or payable, to the end that no member of the Halliburton Group shall be required to make any payment under or by reason of its obligation under such Credit Support Agreement and (ii) each member of the Halliburton Group shall retain all rights of reimbursement and subrogation it may have, whether arising by law, by contract or otherwise, with respect to such Credit Support Agreement and such rights shall be enforceable against KBR as well as the member of the KBR Group for whose benefit the Credit Support Agreement was made.

(iii) For so long as any Credit Support Agreement remains in effect, to the extent that covenants and agreements contained in the KBR Credit Agreement, any loan or other credit agreement or other material agreement in effect on the date of this Agreement to which any member of the Halliburton Group is a party requires, or requires such party to cause, any member of the KBR Group to take or refrain from taking any action, or provides for a default or event of default if any member of the KBR Group takes or refrains from taking any action, such member of the KBR Group shall at all times take or refrain from taking any such action as would result in a breach or violation of, or a default under, such agreement.

8.11 Confidentiality.

(a) Until the date that is five (5) years from the date hereof, Halliburton and KBR shall hold and shall cause the members of the Halliburton Group and the KBR Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, Halliburton or KBR, as the case may be, will be responsible or (ii) to the extent any member of the Halliburton Group or the KBR Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Halliburton or KBR, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the party being compelled to disclose the Confidential Information shall furnish or cause to be furnished only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 8.11, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one party which, prior to or following the Separation Date, has been disclosed by Halliburton or members of the Halliburton Group, on the one hand, or KBR or members of the KBR Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to any provision of this Agreement (except to the extent that such Confidential Information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by the party to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Confidential Information in breach of any confidentiality obligations).

(b) Notwithstanding anything to the contrary set forth herein, (i) Halliburton and the other members of the Halliburton Group, on the one hand, and KBR and the other members of the KBR Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Halliburton or any other member of the Halliburton Group, or KBR or any other members of the KBR Group, on the one hand, and any employee of Halliburton or any other member of the Halliburton Group, or KBR or any other members of the KBR Group, on the other hand, shall remain in full force and effect. Confidential Information of Halliburton or any other member of the Halliburton Group, on the one hand, or KBR or any other member of the KBR Group, on the other hand, in the possession of and used by the other as of the Separation Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Halliburton Business or the KBR Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.11(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and assets in which the relevant Confidential Information is used or employed in one transaction or in a series or related transactions. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring party shall not disclose the source of the relevant Confidential Information.

(c) Nothing in this Section 8.11 shall limit or qualify the rights and obligations of the parties with respect to Sections 3.4 and 3.5 hereof.

(d) Nothing in Sections 8.3, 8.4 or 8.5 shall require KBR to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that KBR is required under Sections 8.3, 8.4 or 8.5 to disclose any such information, KBR shall use reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information. Similarly, nothing in Sections 8.3, 8.4 or 8.5 shall require Halliburton to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Halliburton is required under Sections 8.3, 8.4 or 8.5 to disclose any such information, Halliburton shall use reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

(e) Nothing in this Section 8.11 shall limit or qualify the rights and obligations of the parties under the Intellectual Property Matters Agreement.

8.12 Receipt of Notices. If a party receives a notice or other communication from any Governmental Authority or third party, or otherwise becomes aware of any fact or circumstance after the Separation Date relating to an asset, contract or ownership interest transferred to the other party or liability assumed by the other party, it will promptly forward the notice or other communication to the other party or give notice to the other party of such fact or circumstance of which it has become aware. Each of Halliburton and KBR will comply, and will cause members of their respective Groups to comply, with this Section 8.12.

8.13 Non Solicitation of Employees.

(a) Halliburton No Hire. For a period of one (1) year from the Separation Date, Halliburton agrees not to (i) solicit, recruit or hire any employees, independent contractors or officers of the KBR Group who have worked for or been contracted to the KBR Business immediately prior to the Separation Date and who are employed full-time by KBR or a member of the KBR Group immediately after the Separation Date or (ii) solicit or encourage any current employee or independent contractor of the KBR Group who has worked full-time for the KBR Business to leave the employment of KBR or a member of the KBR Group. Nothing in this Section 8.13 shall prevent or restrict Halliburton or any member of the Halliburton Group from employing any individual who responds to a general solicitation for employment made by or on behalf of Halliburton or any member of the Halliburton Group that is not specifically directed at employees, independent contractors or officers of KBR who have worked in the KBR Business or any individual who, after the Separation Date, initiates contact with Halliburton or any member of the Halliburton Group for purposes of seeking employment.

(b) KBR No Hire. For a period of one (1) year from the Separation Date, KBR agrees not to (i) solicit, recruit or hire any employees, independent contractors or officers of the Halliburton Group who have worked for or been contracted to the Halliburton Business immediately prior to the Separation Date and who are employed full-time by Halliburton or a member of the Halliburton Group immediately after the Separation Date or (ii) solicit or encourage any current employee or independent contractor of the Halliburton Group who has worked full-time for the Halliburton Business to leave the employment of Halliburton or a member of the Halliburton Group. Nothing in this Section 8.13 shall prevent or restrict KBR or any member of the KBR Group from employing any individual who responds to a general solicitation for employment made by or on behalf of KBR or any member of the KBR Group that is not specifically directed at employees, independent contractors or officers of Halliburton who have worked in the Halliburton Business or any individual who, after the Separation Date, initiates contact with KBR or any member of the KBR Group for purposes of seeking employment.

8.14 Halliburton Policies and Procedures. (a) For so long as the Halliburton Group beneficially owns shares of KBR Common Stock representing a majority of the total voting power of all of the outstanding shares of KBR Voting Stock, the KBR Group will consistently implement and maintain Halliburton’s business practices and standards with respect to internal controls and the Halliburton Code of Business Conduct, which Halliburton may amend or supplement from time to time in its sole discretion.

(b) Notwithstanding the foregoing, for a period of five (5) years following the Separation Date, the KBR Group will consistently implement and maintain the business practices and standards adopted by the Halliburton Board of Directors in July 2006 for the KBR Group with respect to internal control procedures relating to use of foreign agents; provided, however, that the KBR Group may amend such procedures during such 5-year period upon the prior written consent of Halliburton, not to be unreasonably withheld.

8.15 Antitrust Matters. KBR and Halliburton each agree, on behalf of itself and the members of its Group, to at all times during the term of this Agreement use reasonable best efforts to assist with the other party’s full cooperation with any Governmental Authority in its investigation of Antitrust Matters and such other party’s investigation, defense and/or settlement of any claim by any Governmental Authority relating to or arising out of the Antitrust Matters. Without limiting the foregoing, a party’s reasonable best efforts to assist with the other party’s full cooperation contemplated by the preceding sentence shall include:

(a) Without limiting or qualifying the parties’ rights and obligations in Section 8.4 or Section 3.4, each of Halliburton and KBR agrees, on behalf of itself and the members of its Group, to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information relating to the Antitrust Matters, in the possession or under the control of such party that the requesting party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any Regulatory Proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, (iii) to allow the other party to defend or settle any claim relating to Antitrust Matters for which such party may be responsible, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that neither party shall be required by this Section 8.15 to violate any Law or waive any attorney-client or other work-product privilege. In the event that any party determines that such provision of Information pursuant to this Section 8.15 could violate any Law or agreement, or waive any attorney-client or work-product privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Notwithstanding Section 8.4, each party hereby undertakes, on behalf of itself and the members of its Group, to preserve, maintain and retain all documents, records and other tangible evidence related to Antitrust Matters.

(c) Each party agrees, on behalf of itself and the members of its Group, to use reasonable best efforts to (i) make available any of its current and former directors, officers, employees, agents, distributors, attorneys and Affiliates who may have been involved in the Antitrust Matters and whose cooperation is requested by the other party, the DOJ or other Governmental Authority; and (ii) recommend orally and in writing that any and all such persons cooperate fully (including by appearing for interviews with Governmental Authorities or testimony, including sworn testimony before a grand jury) with any investigation conducted by a party, the DOJ or other Governmental Authority with respect to the Antitrust Matters.

(d) Each party agrees to promptly inform and disclose to the other party any developments, communications or negotiations between such party or any member of its Group, on the one hand, and any Governmental Authority or third party, on the other hand, with respect to Antitrust Matters, except as prohibited by law or lawful order of a Governmental Authority. In addition, upon either party’s reasonable request, the attorneys, accountants, consultants or other advisors of the Board of Directors or any committee thereof of a requested party shall brief the Board of Directors or any committee thereof of the requesting party concerning the status of or issues arising under or relating to the Antitrust Matters.

8.16 Cooperation for Litigation. In addition to the rights and obligations of the parties as set forth in Article III and Sections 8.4 and 8.7 herein, KBR and Halliburton each agree, on behalf of itself and the members of its Group, to at all times during the term of this Agreement use reasonable best efforts to assist with such other party’s investigation, litigation, defense and/or settlement of any claim by or against any Third Party or Governmental Authority relating to or arising out of the KBR Business or the Halliburton Business, as applicable, other than with respect to a dispute subject to Article VII brought by one party against another party; provided, however, that nothing in this Section 8.16 shall be interpreted to limit or qualify in any respect the parties’ additional cooperation obligations with respect to the FCPA Subject Matters, the Barracuda-Caratinga Bolts Matter and the Antitrust Matters, as set forth in Sections 3.4, 3.5 and 8.15, respectively.

8.17 Performance Standard. Each of Halliburton and KBR agrees to at all times exercise good faith and fair dealing in the performance of its rights and obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE HALLIBURTON GROUP OR THE KBR GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE HALLIBURTON GROUP OR THE KBR GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

9.2 Conflicting Agreements; Entire Agreement. For avoidance of doubt, the parties agree that the agreements set forth on Schedule 9.2 hereto shall continue in full force and effect notwithstanding the execution of this Agreement, and nothing in this Agreement shall be construed to obligate either party hereto to take any action or refrain from taking any action that would result in a breach under any agreement listed on Schedule 9.2. This Agreement, the Prior Transfer Agreements, the Ancillary Agreements and the agreements listed on Schedule 9.2, and the schedules referenced or attached hereto and thereto, constitute the entire agreement of the parties to date with respect to the separation of KBR and Halliburton, and supersede all prior written and oral agreements and all contemporaneous oral agreements and understandings with respect to such separation. Except as otherwise expressly provided herein, in the event of a conflict between this Agreement and any Prior Transfer Agreement, any Ancillary Agreement or any agreement set forth on Schedule 9.2 hereto, the provisions of such Prior Transfer Agreement, such Ancillary Agreement or such agreement set forth on Schedule 9.2 hereto, as applicable, shall prevail over the provisions hereof.

9.3 Governing Law. Except as set forth in Section 7.9, this Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

9.4 Termination. This Agreement and all Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Halliburton without the approval of KBR. This Agreement and any Ancillary Agreement may be terminated at any time after the IPO Closing Date by mutual consent of Halliburton and KBR. In the event of termination pursuant to this Section 9.4 prior to the IPO Closing Date, neither party shall have any liability of any kind to the other party other than as set forth in Section 8.8 hereof. In the event of termination after the IPO Closing Date, the provisions of Article I, Article VII, Section 8.11 and Article IX shall survive.

9.5 Notices. (a) Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice, and shall be deemed to be duly given: (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)).

(b) Any delivery, notice, or other communication to Halliburton in accordance with this Agreement will be conclusively deemed for all purposes to be delivery, notice or other communication to the appropriate member of the Halliburton Group and any delivery, notice or other communication given by Halliburton will be conclusively deemed for all purposes to be a delivery, notice or communication given by the appropriate member of the Halliburton Group.

(c) Any delivery, notice or other communication to KBR in accordance with this Agreement will be conclusively deemed for all purposes to be delivery, notice or other communication to the appropriate member of the KBR Group and any delivery, notice or other communication given by KBR will be conclusively deemed for all purposes to be a delivery, notice or communication given by the appropriate member of the KBR Group.

9.6 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

9.7 No Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as expressly provided herein or as otherwise agreed by the parties, this Agreement may not be assigned by any party hereto.

9.8 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

9.11 Authority. Each of the parties hereto represents to the other that (a) it has, or its Group member shall have, the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been, or by its Group member will be, duly authorized by all necessary corporate or other actions, (c) it has, or its Group member shall have, duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the Separation Date, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it or its Group member in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.12 Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or a Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

WHEREFORE, the parties have signed this Master Separation Agreement effective as of the date first set forth above.

HALLIBURTON COMPANY

By:	/s/ C. Christopher Gaut
Name:	C. Christopher Gaut
Title:	Executive Vice President and Chief Financial Officer

KBR, INC.

By:	/s/ William P. Utt
Name:	William P. Utt
Title:	President & CEO